SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
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R.H. DONNELLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

March 21, 2005
To Our Stockholders:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of R.H. Donnelley Corporation to be held on Tuesday, April 26, 2005, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.
      The Notice of Annual Meeting and Proxy Statement dated March 21, 2005 accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2004 and a form of proxy are also enclosed. These materials are being mailed to stockholders on or about March 22, 2005.

Sincerely,

David C. Swanson
Chairman of the Board and
Chief Executive Officer

R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2005
To the Stockholders of
  R.H. Donnelley Corporation:
      Notice is hereby given that the 2005 Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”) will be held on Tuesday, April 26, 2005, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.
      At the Meeting, you will be asked to vote upon the following matters:

1.	Election of one Class III member of the Board of Directors for a term of three years;

2.	Approval of the 2005 Stock Award and Incentive Plan;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005;

4.	A stockholder proposal regarding our rights plan; and

5.	Any other matter that may properly come before the Meeting or any postponements or adjournments thereof.
      The Board of Directors has fixed the close of business on March 4, 2005 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the place of the Meeting as well as the Company’s executive offices located at the address above.

By Order of the Board of Directors,

Robert J. Bush
Vice President, General Counsel
and Corporate Secretary
Cary, North Carolina
March 21, 2005
Whether or not you plan to attend the Meeting, it is very important that you complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided as soon as possible. If you attend the Meeting, you may revoke your proxy at that time and vote your shares in person at the Meeting.

R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

PROXY STATEMENT
       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of R.H. Donnelley Corporation (the “Company”) of proxies for use at the Company’s 2005 Annual Meeting of Stockholders (the “Meeting”) or at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS

Q:	What am I voting on at the Meeting?

A:	1. Election of one Class III member of the Board of Directors of the Company to serve a three year term;

2. Approval of the 2005 Stock Award and Incentive Plan;

3. Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005; and

4. A stockholder proposal regarding our rights plan.

(See pages 6-21 for more details.)

Q:	What does the Board of Directors recommend with respect to the matters to be presented at the Meeting?

A:	The Board of Directors recommends a vote (a) in favor of the (i) election of the nominee for the Class III member of the Board of Directors; (ii) approval of the 2005 Stock Award and Incentive Plan; and (iii) ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005, and (b) against the stockholder proposal regarding our rights plan, each as described in further detail below.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on March 4, 2005 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 31,572,110 shares of the Company’s common stock were outstanding and entitled to vote at the Meeting. In addition, as of the Record Date, investment partnerships affiliated with The Goldman Sachs Group, Inc. (the “GS Funds”) own 100,301 shares of the Company’s preferred stock (“Preferred Stock”) and are entitled to vote these shares on an as converted basis (equivalent to 4,951,599 shares of common stock). Therefore, a total of 36,523,709 shares are entitled to vote at the Meeting. As of the Record Date, the outstanding shares of the Company’s common stock were held by approximately 3,000 holders of record in addition to approximately 14,000 stockholders whose shares were held in nominee name. Each share of common stock (and Preferred Stock on an as converted basis) is entitled to one vote on each proposal to properly come before the Meeting.

Q:	How do I vote by proxy?

A:	Sign and date each proxy card that you receive and return it in the postage prepaid envelope. The proxy will be voted at the Meeting according to your instructions as indicated on the proxy card. If the proxy card is signed and returned but no instructions are given, then your proxy will be voted in favor of or against the various proposals as described herein and on the proxy card. With respect to proposals brought before the Meeting but not referenced on the proxy card or in this Proxy Statement, your proxy will be voted in the discretion of the proxies named on the proxy card. (See page 3 for more details.)

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Q:	May I revoke my proxy?

A:	Yes. Your proxy may be revoked at any time before it is voted at the Meeting by (i) written notice to the Secretary of the Company (at the address of the Company set forth on the first page of this Proxy Statement), (ii) a duly executed proxy bearing a later date or (iii) voting in person at the Meeting.

Q:	How do I vote shares that are held in employee benefit plans?

A:	If you are a participant in the Company’s Profit Participation Plan, the DonTech Profit Participation Plan or the Dun & Bradstreet Corporation Employee Stock Purchase Plan (collectively, the “Plans”) and have funds invested in the Company’s common stock, your proxy card will serve as a voting instruction for the trustee of the respective Plan. Fractional shares you hold in the Plans are not printed on the proxy card but will be voted by the trustee as if included thereon. If a proxy covering shares in the Plans has not been received on or before April 22, 2005, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.

Q:	Who will count the vote at the Meeting?

A:	Representatives of The Bank of New York, the Company’s transfer agent, will tabulate the vote and serve as inspector of election at the Meeting.

Q:	What constitutes a quorum for the Meeting?

A:	A majority of the Company’s outstanding shares, present or represented by proxy at the Meeting, constitutes a quorum for purposes of conducting business at the Meeting. Shares represented by proxies that are marked “abstain” or “withhold authority” on any or all matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to shares held in “street name” that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters.

Q:	What are the voting requirements for the approval of each of the proposals?

A:	1. The nominee for the Class III member of the Board of Directors must be elected by a plurality of the shares present in person or represented by proxy and entitled to vote (two of the present Class III members will be elected by the GS Funds and will not be voted upon by the holders of our common stock, and thus have not been included in this Proxy Statement or the accompanying proxy card (see page 6 for further information));

2. The (a) approval of the 2005 Stock Award and Incentive Plan, (b) ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005 and (c) any other matter that properly comes before the Meeting, in each case, requires the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Meeting; and

3. The stockholder proposal regarding our rights plan requires the approval of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting. Because the proposal is simply a request that the Board take the actions stated in the proposal, approval of this stockholder proposal may not result in the requested action being taken by the Board, and therefore its approval would not necessarily effectuate any changes to the rights plan. (See pages 18-21 for further information).

________________________________________________________________________________

Q:	How is my proxy voted on matters not identified on the proxy card or in this Proxy Statement?

A:	The Board of Directors presently knows of no other matters to be presented for action at the Meeting. The Company did not receive notice by February 24, 2005 of any nomination for a director pursuant to the By-Laws of the Company or by February 8, 2005 (as required by applicable regulations of the Securities and Exchange Commission) of any other matter intended to be raised by any stockholder at the Meeting. Accordingly, the proxy card confers upon the persons named on the proxy card authority to vote your shares in their discretion upon any other matter that may properly come before the Meeting.

Q:	What does it mean if I get more than one proxy card?

A:	It means that your shares are registered differently and, therefore, are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better stockholder services, we encourage you to have all shares and accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York, at 1-800-524-4458.

Q:	Who may attend the Meeting?

A:	All stockholders as of the Record Date (March 4, 2005) are invited to attend, although seating may be limited.

Q:	Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

A:	The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and employees of the Company personally or by mail, telephone or facsimile communication. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

Q:	Under what circumstances may the Meeting be adjourned?

A:	Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.

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Q:	When are stockholder proposals due for inclusion in the Company’s proxy statement for the 2006 Annual Meeting?

A:	Proposals of the Company’s stockholders intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company no later than November 21, 2005 to be included in the Company’s proxy statement and form of proxy relating to the 2006 Annual Meeting. Any proposal should be addressed to Robert J. Bush, Esq., Vice President, General Counsel and Corporate Secretary, R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, and should be sent by certified mail, return receipt requested. The Company also accepts nominations from stockholders for directors of the Company (see “Board of Directors — Corporate Governance Matters” beginning on page 27, “Other Information — How to Nominate Members of the Board of Directors” and “— How to Raise a Matter at a Meeting” on page 49.)

PROPOSALS TO BE VOTED UPON
PROPOSAL 1:
ELECTION OF DIRECTOR
      The Board of Directors of the Company is presently comprised of nine members and is divided into three classes. At the Meeting, David M. Veit, the Board of Directors’ nominee for Class III of the Board of Directors, is up for election to the Board. In addition, we have been advised by the GS Funds that Robert R. Gheewalla and Terence M. O’Toole will be elected to the Board by the GS Funds pursuant to the terms of the Preferred Stock. All presently serve as Class III Directors. (See page 22 for more information regarding Messrs. Veit, Gheewalla and O’Toole.) If elected, they (or their successors as so appointed by the Board in accordance with the Company’s By-Laws, or by the GS Funds in the case of Messrs. Gheewalla and O’Toole in accordance with the Certificate of Designations governing the Preferred Stock) will each serve until the 2008 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.
      The GS Funds purchased the Preferred Stock and warrants to purchase the Company’s common stock in connection with the Company’s acquisition of the directory publishing business of Sprint Corporation in January 2003 (the “SPA Acquisition”). Pursuant to the Certificate of Designations governing the Preferred Stock, the holders of the Preferred Stock are entitled to elect two directors to the Company’s Board of Directors, without any approval or veto right by the Company’s other stockholders. We have been advised by the GS Funds that Messrs. O’Toole and Gheewalla will be the GS Funds’ designees to the Board under that provision. Accordingly, they have not been included in this proposal or on the proxy card. Regardless of any vote of our common stockholders, Messrs. Gheewalla and O’Toole will continue to serve as Class III directors so long as the GS Funds so desire.
      The GS Funds’ right to designate directors will be terminated at any time that the GS Funds hold Preferred Stock and/or common stock that on an as converted basis, represent less than certain specified percentages of our common stock. Pursuant to the Certificate of Designations governing the Preferred Stock, the Company may have the right to redeem the Preferred Stock at certain times after January 2006 and the GS Funds have the right to convert the Preferred Stock into shares of common stock at any time. In the event that the Company redeems the Preferred Stock or the GS Funds convert a sufficient portion of the Preferred Stock into shares of our common stock, and as a result thereof, hold Preferred Stock and/or common stock representing less than certain specified percentages of our common stock, then at such time either or both of Messrs. Gheewalla and/or O’Toole may cease to serve on our Board of Directors. In that event, in accordance with the Company’s Certificate of Incorporation and By-Laws, the Board of Directors may elect to reduce the size of the Board or may appoint other persons to fill those vacancies for the remainder of their three year term, without any requirement for stockholder vote.
      Unless a proxy shall specify that it is not to be voted for Mr. Veit, the shares of common stock represented by each duly executed and returned proxy will be voted FOR his election as a director. With respect to the election of directors, only shares that are voted in favor of Mr. Veit will be counted toward Mr. Veit’s achievement of a plurality. Shares present at the Meeting that are not voted for Mr. Veit or shares present by proxy where the stockholder properly withholds authority to vote for Mr. Veit or broker non-votes will not be counted toward his achievement of a plurality. A “broker non-vote” occurs when a broker does not have the authority to vote on a particular proposal. This happens because brokers who hold shares in “street name” have the authority to vote only on certain routine matters in the absence of instructions from the beneficial owners.
      If Mr. Veit does not stand for election at the Meeting, an event which the Board of Directors does not presently anticipate, the proxies will be voted for a substitute nominee appointed by the Board of Directors.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MR. VEIT.

PROPOSAL 2:
APPROVAL OF 2005 STOCK AWARD AND INCENTIVE PLAN
      At the Meeting, stockholders will be asked to approve the R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan (the “2005 Plan”), which was approved by the Compensation and Benefits Committee (the “Committee”) and the Board of Directors on February 24, 2005.
      The Board and Committee approved the 2005 Plan to help the Company in a number of ways:

•	In attracting, retaining, motivating and rewarding employees and non-employee directors;

•	To provide equitable and competitive compensation opportunities; and

•	To promote creation of long-term value for stockholders by closely aligning the interests of employees and directors with the interests of stockholders.
      The Board and the Committee intend to continue to use awards linked to common stock and cash-based incentive awards to provide incentives for the achievement of important operational and/or financial performance objectives and to promote the long-term success of the Company. Therefore, they view the 2005 Plan as a key element of the Company’s overall compensation program.
      The new 2005 Plan would make five million new shares of common stock available for equity awards, representing approximately 16% of the shares outstanding at March 4, 2005. Assuming no change after that date in the number of shares and equity awards outstanding, upon approval of the 2005 Plan the total number of shares of Company common stock that will be subject to outstanding awards and available for future awards under all equity compensation plans of the Company will be approximately 9.4 million, or approximately 30% of outstanding shares of the Company’s common stock, or approximately 24% of the Company’s outstanding shares plus approximately 8 million shares that are subject to issuance within 60 days following March 4, 2005 upon conversion of the Preferred Stock and under outstanding options and warrants (see footnote (14) under “Security Ownership of Certain Beneficial Owners and Management” on page 47). For more information on the total number of shares available under the Company’s equity compensation plans and subject to outstanding awards as of the end of the last fiscal year, see “Director and Executive Compensation — Equity Compensation Plan Information” on page 38. The 2005 Plan limits the number of shares available for “full-value awards,” as discussed below under the caption “— Description of the 2005 Plan — Shares Reserved Under the 2005 Plan.” Shares subject to outstanding awards under any Company plan may become available under the 2005 Plan if the shares are not delivered to the participant, in accordance with share counting rules explained below under the caption “— Description of the 2005 Plan — Share Counting.”
      If approved by stockholders, the 2005 Plan will replace the Company’s 2001 Stock Award and Incentive Plan (the “2001 Plan”), so that shares would be available for future awards only under the 2005 Plan. As of March 4, 2005, 173,460 shares remain available under the 2001 Plan. The terms of the 2005 Plan are generally consistent with those of the 2001 Plan, other than provisions intended to comply with the recent rules with respect to deferred compensation under Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”).
      A summary of the material features of the 2005 Plan follows. It is subject to, and you should also review, the full text of the 2005 Plan, which can be found at Annex A.
Overview of 2005 Plan Awards
      The 2005 Plan authorizes a broad range of awards, including:

•	stock options;

•	stock appreciation rights (“SARs”);

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•	deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called “restricted stock units”);

•	other awards based on common stock;

•	dividend equivalents;

•	performance shares or other stock-based performance awards; these are in effect deferred stock or restricted stock awards that may be earned by achieving specific performance objectives;

•	cash-based performance awards tied to achievement of specific performance objectives; and

•	shares issuable in lieu of rights to cash compensation.
Vote Required for Approval
      Approval of the 2005 Plan will require the affirmative vote of the holders of a majority of the shares of common stock present, or represented, and entitled to vote on the proposal at the Meeting, and the affirmative vote of a majority of votes cast on the proposal provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.
      The Board considers the 2005 Plan to be in the best interests of the Company and its stockholders and therefore recommends that stockholders vote to approve the 2005 Plan at the Meeting.
Reasons for Stockholder Approval
      The Board seeks approval of the 2005 Plan by stockholders in order to meet requirements of the New York Stock Exchange and to satisfy requirements of tax law to help preserve the Company’s ability to claim tax deductions for compensation to executive officers. In addition, the Board regards stockholder approval of the 2005 Plan to be consistent with corporate governance best practices.
      Section 162(m) of the Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the four other most highly compensated executive officers serving on the last day of the fiscal year (these are referred to as the “named executive officers”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the 2005 Plan will be deemed to include approval of the general business criteria upon which performance objectives for performance-based awards are based, described below under the captions “— Description of the 2005 Plan — Performance-Based Awards” and “— Annual Incentive Awards.” Stockholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of five years under Section 162(m). Stockholder approval of the performance goal inherent in stock options (increases in the market price of stock) is not subject to a time limit under Section 162(m).
      In addition, stockholder approval will permit designated stock options to qualify as incentive stock options under the Internal Revenue Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below.
Restriction on Repricing
      Consistent with the requirements of the New York Stock Exchange, the 2005 Plan includes a restriction providing that, without stockholder approval, the Company will not amend or replace options previously granted under the 2005 Plan in a transaction that constitutes a “repricing.” New York Stock Exchange rules define a “repricing” as amending the terms of an option after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, and canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock, in exchange for another option (including on a delayed basis), restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”
Description of the 2005 Plan
      Eligibility. Employees and non-employee directors of the Company or its subsidiaries or affiliates will be eligible for awards under the 2005 Plan. Any person who is offered employment will also be eligible but cannot receive any benefit under his or her award until after beginning employment with the Company or a subsidiary or affiliate. Presently, approximately 2,000 employees and 8 non-employee directors would be eligible for awards under the 2005 Plan.
      Shares Reserved Under the 2005 Plan. If the 2005 Plan is approved by the Company’s stockholders, five million shares will be reserved for delivery to participants, plus shares remaining available for new grants under the 2001 Plan plus shares “recaptured” from outstanding awards under the 2001 Plan and other preexisting plans. The reserved shares are divided into two share “pools”: Pool 1, for “full-value awards,” consists of 3.75 million shares plus shares recaptured from outstanding full-value awards under preexisting plans. Pool 2, for non-full-value awards, consists of 1.25 million shares plus shares recaptured from non-full-value awards under preexisting plans. “Full-value awards” means awards other than options, SARs and other awards for which the participant pays the full share value directly or by foregoing a right to cash compensation, except options and SARs may be designated by the Committee as Pool 1 awards with the result that the share counting rules applicable to Pool 1 will apply to such awards (see “Share Counting” below). Shares may be shifted to Pool 1 for full-value awards by reducing the number of shares in Pool 2 by four shares for each share shifted to Pool 1. If shares are so shifted from Pool 2 to Pool 1, this will have the effect of reducing the overall number of shares available under the 2005 Plan. This flexibility is sought because accounting and tax rules are currently undergoing major changes and may continue to do so in the future, which may lead to changes in the type of awards used in the Company’s compensation program over the life of the 2005 Plan. Shares used for awards assumed in an acquisition do not count against the shares reserved under the 2005 Plan. The 2005 Plan also limits the aggregate number of shares that may be delivered in connection with awards granted to non-employee directors to five percent of the total shares reserved under the 2005 Plan.
      On March 4, 2005, the closing sale price of the Company’s common stock was $61.45 per share.
      Run Rate Limitation in 2005 through 2007. Under the 2005 Plan, the “run rate” is limited to 2.34% per year as an average over the three-year period from 2005 through 2007. The “run rate” is determined as (i) the number of shares underlying options, SARs, and similar awards plus four times the number of shares underlying other equity-related awards (including restricted stock and deferred stock) for which the participant does not pay the grant date share value, divided by (ii) the number of shares outstanding at the beginning of the fiscal year. This limitation applies to awards that can result in the delivery of shares and, unlike other 2005 Plan terms, applies both under the 2005 Plan and any other “equity compensation plan” (as defined under New York Stock Exchange rules), but excluding plans assumed in acquisitions, qualified employee stock purchase plans, and certain other tax-qualified plans.
      Share Counting. The 2005 Plan provides share counting rules that govern how shares are counted against the number reserved. If any award expires unexercised or is forfeited, the shares subject to such award will remain available under the 2005 Plan. In addition, additional share counting rules apply to shares reserved for full-value awards under Pool 1. Only the number of shares actually delivered to a participant in connection with a full-value award, after any risk of forfeiture has lapsed, will be counted against the number of shares reserved under Pool 1. Thus, if shares are not delivered because the award is settled in cash or for a net number of shares, or if shares are surrendered or withheld to pay the exercise price or taxes relating to the award, those shares will remain available for new awards. Full-value awards may be outstanding relating to a greater number of shares than the aggregate remaining available in Pool 1 so long as such awards will not result in delivery and vesting of shares in excess of the number then available under Pool 2. Shares delivered under the 2005 Plan may be either newly issued or treasury shares.
      Per-Person Award Limitations. The 2005 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Code Section 162(m). Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2005 Plan relating to more than his or her “Annual Limit” for each type of award. The Annual Limit equals one million shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2005 Plan limits performance awards that may be earned by a participant to the participant’s defined Annual Limit, which for this purpose equals $5 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. For employees currently participating in the 2001 Plan, the effect of adoption of the 2005 Plan will be to substantially lower the per-person award limits, because the stated share limit is cut by 50% and an employee’s unused annual limit under the 2001 Plan does not carry forward to the 2005 Plan. The cash annual limit for employees is increased by 25% as compared to the 2001 Plan. The 2005 Plan also provides that in each calendar year a non-employee director may be granted awards relating to no more than 6,000 shares. All of these per-person limits apply only to awards under the 2005 Plan and do not limit the Company’s ability to enter into compensation arrangements outside of the 2005 Plan.
      Adjustments. The Plan authorizes the Committee to make equitable adjustments to the number and kind of shares subject to the share limitations, including the total shares reserved and available, shares in Pool 1 that may be used for full-value awards, shares in Pool 2 for other awards and individual participants’ share-based Annual Limits in the event of a recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, special and non-recurring dividend or distribution (whether in the form of cash or property other than stock), liquidation, dissolution or other similar corporate transaction or event affecting the common stock. In the case of outstanding awards, the Committee must adjust such awards upon the occurrence of these types of events so as to preserve, without enlarging, the rights of participants. Such adjustments may include appropriate changes to exercise prices or other award terms, in addition to changes in the number and kind of shares subject to the award. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).
      Administration. The 2005 Plan will be administered by the Committee, except that the Board may itself act to administer the 2005 Plan. The Board must perform the functions of the Committee for purposes of granting awards to non-employee directors. (References to the “Committee” herein mean the Committee or the full Board exercising authority with respect to a given award.) The composition and governance of the Committee will be established in the Committee’s charter adopted by the Board, and the Board and Committee are subject to applicable New York Stock Exchange rules, which among other things, require that independent directors make determinations regarding the Chief Executive Officer’s compensation. Subject to the terms and conditions of the 2005 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2005 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2005 Plan. In addition, the Committee may delegate its authority under the 2005 Plan to the extent permitted by the Delaware General Corporation Law, except delegation is limited with respect to awards to executive officers where necessary to meet requirements under

Rule 16b-3(d) under the Securities Exchange Act of 1934 or Code Section 162(m). Nothing in the 2005 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2005 Plan. The 2005 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2005 Plan.
      Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant except as described below under “— Other Terms of Awards”. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options or SARs (and in some cases gains realized by exercise of the award) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and stock SARs may be granted on terms that cause such awards not to be subject to Section 409A. Alternatively, such awards and cash SARs may have terms that cause those awards to be deemed deferral arrangements subject to Section 409A. The Committee may require that outstanding options be surrendered in exchange for a grant of SARs with economically equivalent terms.
      Restricted and Deferred Stock. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock, except that the following minimum vesting requirements will apply: If the grant or vesting of restricted stock is subject to performance conditions, the award will have a minimum performance-vesting period of one year, and, if not subject to performance conditions, the restricted stock will have a minimum service-based vesting period of three years. Such awards may vest on an accelerated basis in the event of death, disability, or retirement, or a change in control or other special circumstances. Vesting over a one-year period or three-year period will include periodic vesting within the period if the rate of such vesting is proportional (or less rapid) throughout such period. In addition, up to 5% of the shares authorized under the 2005 Plan may be granted as restricted stock without these minimum vesting requirements described in this paragraph. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends, unless otherwise determined by the Committee.
      Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee will establish any vesting requirements for deferred stock granted for continuing services. One advantage of deferred stock, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to common stock on a tax-deferred basis. Prior to settlement, deferred stock awards carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents will be paid or accrue if authorized by the Committee.

      Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2005 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to common stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under the 2005 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.
      Performance-Based Awards. The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition to awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	advertising sales (either calendar cycle or publication cycle basis) or other sales or revenue measures;

•	operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	net income or net income per common share (basic or diluted);

•	return on assets, return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•	interest expense after taxes;

•	economic profit or value created;

•	operating margin;

•	stock price or total stockholder return; and

•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, operating goals, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.
      These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison. They may also be based upon generally accepted accounting principles (“GAAP”) or may be non-GAAP measures, and in either case may be adjusted for purchase accounting impacts related to acquisitions and other extraordinary, non-recurring or unusual events or accounting treatments.
      Annual Incentive Awards. One type of performance award that may be granted under the 2005 Plan is annual incentive awards, settleable in cash or in shares (or a combination of the two) upon achievement of preestablished performance objectives achieved during a specified period of up to one year. The Committee generally must establish the terms of annual incentive awards, including the applicable performance goals and the corresponding amounts payable (subject to per-person limits), and other terms of settlement, and all other terms of these awards, not later than 90 days after the beginning of the fiscal year. As stated above, annual incentive awards granted to named executives are intended to constitute

“performance-based compensation” not subject to the limitation on deductibility under Code Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives described in the preceding paragraph will have to be achieved. The Committee may specify additional requirements for the earning of such awards.
      Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option subject to compliance with Code Section 409A, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the 2005 Plan, but is also authorized to make no such arrangements. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the 2005 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis. This flexibility can allow for estate planning and other kinds of transfers consistent with the incentive purpose of the 2005 Plan.
      Awards under the 2005 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2005 Plan, awards under other Company plans, or other rights to payment from the Company, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR, or purchase price of any other award.
      Terms of Awards set by the Committee, including exercise prices, performance conditions and vesting conditions, generally will be reflected in award agreements between the Company and the participant.
      Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of common stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of common stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award. Typically, rights to dividend equivalents are granted in connection with deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.
      Forfeiture of Award Gains. The 2005 Plan contains certain restrictions, including non-compete, non-solicitation and non-disclosure provisions, that govern the behavior of participants (other than non-employee directors) during their employment with the Company and for 12 months after termination of their employment. Compliance with these restrictions is a pre-condition to a participant’s right to realize and retain any gain from awards under the 2005 Plan. In the event that a participant fails to comply with these restrictions (a “Forfeiture Event”), the Company has the right to recover all gains derived from 2005 Plan-based awards realized by that participant at any time after the date six months prior to the Forfeiture Event or, after termination of employment, six months prior to the participant’s termination of employment, and to cancel any outstanding awards. The Committee has discretion to waive or modify the Company’s right to forfeiture, or to include additional forfeiture provisions in the agreement governing any 2005 Plan award.
      Awards to Non-Employee Directors. The 2005 Plan provides that non-employee directors will be compensated in accordance with the policies of the Board of Directors, which are subject to change from time to time. Like the 2001 Plan, the 2005 Plan reflects the current policies that provide that each non-

employee director of the Company will receive a grant of 1,500 shares of deferred stock and an option to purchase 1,500 shares of the Company’s common stock upon his or her initial election or appointment to the Board, and, at each annual meeting thereafter, an annual grant of 1,500 shares of deferred stock and an option to purchase 1,500 shares of common stock. All such deferred stock and option grants currently vest in three equal installments on the day before the date of the next three annual meetings of stockholders following the date of grant, subject to acceleration in the event of death, disability or retirement of the non-employee director or a Change in Control of the Company. The options have a stated expiration date of seven years after the date of grant. Any unvested portion of such deferred stock or options will be forfeited in the event of a termination of service prior to a Change in Control for any reason other than death, disability or retirement.
      Each non-employee director may elect to receive retainer fees in the form of options or to defer the receipt of retainer fees and/or other director compensation into deferred stock or deferred cash. Non-employee directors who elect to receive options will be granted an appropriate number of options, as determined by the Board of Directors using a reasonable option valuation methodology, such as the Black-Scholes option pricing methodology, with the exercise price per share of such options equal to 100% of the grant-date fair market value of the underlying stock. Such options will be fully vested by the conclusion of one year and have a term not exceeding ten years, subject to forfeiture upon termination of the non-employee director’s service prior to vesting.
      If retainer fees and/or other director compensation are deferred into deferred stock, an appropriate number of deferred shares will be credited to the non-employee director’s account as of the date such retainer fees or other director compensation otherwise would have been payable. If dividends are paid, a non-employee director will have the right to receive dividend equivalents on such deferred stock. If retainer fees and/or other director compensation are deferred into deferred cash, such amounts will accrue interest or investment earnings in accordance with investment alternatives offered from time to time under the Company’s Deferred Compensation Plan. The right and interest of each non-employee director relating to deferrals of retainer fees into deferred stock or deferred cash is always nonforfeitable.
      Non-employee directors may designate in writing the timing upon which deferred amounts will be settled and whether distribution will be in a single lump sum or in annual installments. In the event of a Change in Control that also qualifies as a “change of ownership or effective control” under Code Section 409A, settlement of deferred amounts will be made fifteen (15) business days following such Change in Control. The terms of elections and distributions must in other respects comply with Code Section 409A.
      Change in Control. Unless otherwise provided in any award agreement, if a Change in Control of the Company occurs, awards with service-based vesting terms will become immediately vested and fully exercisable, and vested awards that are deferred as to settlement will be settled. In addition, the Committee may compel a cash settlement or permit a participant to elect to receive a cash settlement equal to the intrinsic value of any equity awards held by the participant. Performance conditions of awards will be deemed met only to the extent specified in the award agreement. Awards subject to Code Section 409A in some cases will be subject to a requirement that the Change in Control event also constitutes a “change in ownership or effective control” of the Company under a new IRS definition, and Section 409A may impose other limitations on the rights of participants holding options and stock SARs. A “Change in Control” is defined as an acquisition of 20% of the outstanding voting power, a non-approved change in a majority of Board, satisfaction of material conditions to merger that substantially displaces current stockholders of the Company, or a sale of substantially all Company assets or approval of liquidation. The current ownership of preferred stock and warrants by the GS Funds will not trigger a Change in Control unless circumstances arise (such as separate acquisitions of shares) that would cause them to be deemed an “Acquiring Person” under the Company’s Rights Agreement dated October 27, 1998, as amended to date.
      Amendment and Termination of the 2005 Plan. The Board may amend, suspend, discontinue, or terminate the 2005 Plan or the Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the New York Stock Exchange rules. New York Stock Exchange rules now require stockholder approval of any material revision to a plan such as the 2005 Plan. Under these rules, however, stockholder approval will not necessarily be required for amendments that might increase the cost of the 2005 Plan. Unless earlier terminated, the authority of the Committee to make grants under the 2005 Plan will terminate ten years after the latest stockholder approval of the 2005 Plan, and the 2005 Plan will terminate when no shares remain available and the Company has no further obligation with respect to any outstanding award.
Federal Income Tax Implications of the 2005 Plan
      The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the 2005 Plan.
      Options and SARs that are not deemed to be deferral arrangements under Section 409A would have the following tax consequences: The grant of the option or SAR will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.
      Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.
      The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.
      An option or SAR with deferral features or other features may be subject to Code Section 409A, which applies to deferral arrangements. In such case, the distribution to the participant of shares relating to the award would have to meet certain restrictions in order for the participant not to be subject to tax and a tax penalty at the time of vesting. One significant restriction would be a requirement that the distribution not be controlled by the participant’s discretionary exercise of the option or SAR. If the distribution and other award terms meet applicable requirements under Section 409A, the participant would realize ordinary income at the time of distribution rather than earlier, with the amount of ordinary income equal to the distribution date value of the shares less any exercise price actually paid. The Company would not be entitled to a tax deduction at the time of exercise, but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.
      Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the 2005 Plan to meet applicable requirements under Code Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the Company grants an award of deferred stock that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the end of the deferral period, and the Company’s right to claim a tax deduction will be likewise deferred. On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, the Company can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.
      Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A. Certain participant elections and the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred and tax penalties avoided by the participant upon vesting of the award.
      As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2005 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, annual incentive awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2005 Plan will be fully deductible under all circumstances. In addition, other awards under the 2005 Plan generally will not so qualify, so that compensation paid to certain executives in connection with such awards, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, may not be deductible by the Company as a result of Section 162(m).
      The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2005 Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to participants in the 2005 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2005 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.
New Plan Benefits Under the 2005 Plan
      Except as indicated below, future awards under the 2005 Plan will be granted in the discretion of the Committee and, therefore, the type, number, recipients, and other terms of such awards cannot be determined at this time. For the same reasons, the type, number, recipients, and other terms of such awards cannot be determined as if the 2005 Plan were in effect during 2004. Information regarding the Company’s recent practices with respect to annual incentive awards and stock-based compensation under the 2001 Plan is presented in the “Director and Executive Compensation — Summary Compensation Table” and “— Option Grants in Last Fiscal Year Table” elsewhere in this Proxy Statement and in the Company’s financial statements for the fiscal year ended December 31, 2004 in the Annual Report that accompanies this Proxy Statement.
      Because, as described below under “Director and Executive Compensation — Directors’ Compensation,” non-employee director compensation is pre-established as a policy of the Board of Directors and is generally not discretionary from year to year, we can disclose expected grants of awards under the 2005 Plan to them. The following table sets forth the number of stock options and the number of shares of deferred stock that we expect (based upon the Board of Directors’ present director compensation policy) will be granted in 2005 to the one Class III nominee and to non-employee directors as a group (including the nominee) under the 2005 Plan, if the 2005 Plan is approved by stockholders and assuming no change from the current composition of the Board. The dollar value of the awards are not known at this time because we cannot predict the Company’s stock price at the future date of grant.
New Plan Benefits
2005 Stock Award and Incentive Plan

	Number of Awards to be
	Automatically Granted in 2005

Name and Position	Options	Deferred Stock

David M. Veit, Nominee	1,500	1,500
Non-employee directors as a group (8 in number including the nominee)	12,000	12,000
      If stockholders decline to approve the 2005 Plan, awards will not be granted under the 2005 Plan to the extent necessary so that submission of the 2005 Plan to stockholders will have met the requirements of Treasury Regulation 1.162-27(e)(4). The 2001 Plan, as previously approved by stockholders, would remain in effect, however. In that case, option and deferred stock grants at the levels shown in the above table would be made to non-employee directors under the 2001 Plan to the extent sufficient shares were available to do so. In 2004, grants of options and deferred stock were made to non-employee directors at these same levels under the 2001 Plan.
      With respect to Proposal 2, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.
      The non-employee directors and management each have an interest in this Proposal 2 since they are eligible participants under the 2005 Plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2005 STOCK AWARD AND INCENTIVE PLAN.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      It is proposed that the stockholders ratify the appointment by the Audit and Finance Committee of the Board of Directors of PricewaterhouseCoopers LLP, as the independent registered public accounting firm for the Company, for the year ending December 31, 2005. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Meeting and available to respond to appropriate questions submitted by stockholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire. See pages 30-31 for the Report of the Audit and Finance Committee on Financial Reporting for certain information that may be relevant to the selection of the independent registered public accounting firm, including disclosure of certain non-audit services provided to the Company by PricewaterhouseCoopers LLP and of related audit and non-audit fees. The disclosure below under the caption “Board of Directors — Committees of the Board of Directors — Audit and Finance Committee” regarding Committee approval of audit and non-audit services and within the “Report of the Audit and Finance Committee on Financial Reporting” regarding audit and non-audit services and related fees is incorporated by reference herein.
      Approval by the stockholders of the appointment of the Company’s independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by the Company’s organizational documents, but the Audit and Finance Committee is submitting this matter to stockholders for ratification as a corporate governance practice. Ultimately, the Audit and Finance Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.
      With respect to Proposal 3, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2005.
PROPOSAL 4:
STOCKHOLDER PROPOSAL REGARDING RIGHTS PLAN
      Mr. John Chevedden, representing Mr. Nick Rossi, as Custodian for Katrina Wubbolding, P.O. Box 249, Boonville, CA 95415, which holds 120 shares of the Company’s common stock, has submitted notice of his intention to present the following proposal at the Meeting and has furnished the following statements in support of his proposal.
4 — Redeem or Vote Poison Pill
      RESOLVED, The shareholders of our company request our Board of Directors to redeem any active poison pill, unless such poison pill is approved by the affirmative vote of holders of a majority of shares present and voting as a separate ballot item, to be held as soon as may be practicable.
      Nick Rossi, custodian for Katrina Wubbolding, P.O. Box 249, Boonville, CA 95415 submitted this proposal.

50.2% Yes-Vote
      This topic won a 50.2% yes-vote in 2004 based on yes and no votes. The Council of Institutional Investors www.ii.org formally recommends adoption of this proposal topic. The Council also recommends adoption of any proposal which obtains 50.2% or more shareholder vote. This topic also won a 61% yes-vote at 50 major companies in 2004.
Pills Entrench Current Management
      “They [poison pills] entrench the current management, even when it’s doing a poor job. They [poison pills] water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.” “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001, page 215
Poison Pill Negative
      “That’s the key negative of poison pills — instead of protecting investors, they can also preserve the interests of management deadwood as well.”
      Morningstar.com, August 15, 2003
The Potential of a Tender Offer Can Motivate Our Directors
      Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.
      Wall Street Journal, February 24, 2003
Like a Dictator
      “[Poison pill] That’s akin to the argument of a benevolent dictator, who says, “Give up more of your freedom and I’ll take care of you.”
      T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years
Stock Value
      I believe that if a poison pill makes our company difficult to sell — that our stock has less value.
Redeem or Vote Poison Pill
Yes on 4

MANAGEMENT’S STATEMENT IN OPPOSITION TO PROPOSAL 4
      Your Board of Directors believes that this stockholder proposal is not in the best interests of the Company or its stockholders and therefore recommends that you vote against it for the following reasons:
      The Board of Directors unanimously adopted the Rights Agreement (as amended to date, the “Rights Plan”) on October 27, 1998 in order to enhance the ability of the Board, in a manner consistent with its fiduciary duties, to preserve and enhance stockholder value in the event of certain unsolicited takeover attempts. Before making its decision to adopt the Rights Plan, the Board of Directors carefully reviewed the arguments for and against adopting such a plan, and approved the Rights Plan because the Board of Directors strongly believes that the Rights Plan enables it to better represent the interests of all of its stockholders in the event of an unsolicited takeover bid. The Board believes that the adoption of the Rights Plan is appropriately within its scope of responsibilities to direct the management of the Company’s business and affairs, and notes that stockholder approval of the adoption or maintenance of the Rights Plan was not then and is not now required by any applicable law, regulation or New York Stock Exchange rule. The Board further believes that the redemption of the rights, or otherwise terminating the Rights Plan, or a requirement that stockholders approve the Rights Plan or any new rights plan undermines the Board’s power to fulfill its legal responsibilities and duties to advance stockholders’ interests, and would be contrary to the preservation and enhancement of stockholder value for all of its stockholders.
      The Rights Plan is designed to provide the Board of Directors with the ability to take what it believes are the most effective steps to protect and maximize the value of the stockholders’ investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board of Directors, which strengthens your Board’s bargaining position with the bidder. It is designed to give the Board sufficient time to evaluate the merits of every takeover proposal it receives, consistent with its fiduciary duties, and to respond to acquisition proposals, leverage to negotiate a higher bid from a potential acquiror and flexibility to develop and pursue alternatives that may better enhance shareholder value for all stockholders. The Board believes that, as the elected representative of the stockholders, it is in the best position to assess the intrinsic value of the Company and to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process, such as one which would not treat all stockholders fairly and equally. The Rights Plan is not intended to, and will not, prevent any takeover proposal that the Board of Directors believes is in the best interests of the Company and all of its stockholders.
      According to the Investor Responsibility Research Center, rights plans have been adopted by over 2,200 U.S. companies, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for stockholders. A study released in November 1997 by Georgeson Stockholder Communications, Inc. (formerly Georgeson & Company), a nationally recognized proxy solicitation and investor relations firm, found that, from 1992 to 1996, companies with rights plans received an additional $13 billion in takeover premiums than companies without rights plans. The report also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one. In addition, a study released by J.P. Morgan (now JPMorgan Chase & Co) in May 2001 found that the median acquisition premium was four percentage points higher for companies with rights plans versus companies without rights plans. The acquisition premium was 7.5 percentage points higher at non-technology companies with rights plans, like the Company. The 2001 study confirmed the results of similar studies conducted by J.P. Morgan in 1995 and 1997. Supporting this empirical evidence, the Director of Corporate Programs at Investor Stockholder Services, a major institutional stockholder advocacy group, has conceded that “companies with poison pills tend to get higher premiums on average than companies that don’t have pills.” Wall Street Journal, January 29, 1999.
      Mr. Rossi states in his proposal that this proposal was approved by our stockholders by a vote of 50.2% in 2004, based on yes and no votes cast. The topic did not, however, receive the approval of a majority of holders entitled to vote. In fact, holders of only 41% of shares entitled to vote so voted in favor of the proposal in 2004.
      In February 2003, the Board adopted a Three-Year Independent Director Evaluation (“TIDE”) policy with respect to the Rights Plan. Under this TIDE policy, a committee comprised of independent directors of the Company will review and evaluate the Rights Plan at least once every three years to determine, in light of all relevant factors, whether the Rights Plan continues to serve the best interests of the Company and all of its stockholders, or whether it should be modified or terminated. The Board completed the first review of the Rights Plan pursuant to its TIDE policy in May 2003. The Corporate Governance Committee, which consists of entirely independent Board members, conducted the review with the advice and assistance of its outside financial and legal advisors. The Committee concluded after a review of all relevant factors, including, among others, the then-current state of the merger and acquisition market, developments in academic studies of rights plans and stockholder opinions about the rights plan, that the Rights Plan continues to serve the best interests of the Company and all of its stockholders. Accordingly, the Committee recommended and the Board resolved to maintain the Rights Plan in its current form. The Committee further determined in 2003 that the next TIDE review of the Rights Plan by the Corporate Governance Committee would occur not later than May 2006.

      TIDE policies have been adopted by numerous companies in response to stockholder proposals. The Board believes that a formal and frequent review of the Rights Plan by independent directors is consistent with the best interests and the wishes of all of the stockholders and further evidence of the Company’s dedication to good corporate governance. Finally, some institutional investors also support TIDE policies. For example, the point system employed by Institutional Stockholder Services’ Corporate Governance Rating System awards points to companies that have adopted TIDE policies.
      The Board of Directors believes that the proper time to consider redemption of the rights created by the Rights Plan is if and when a specific offer is made to acquire the Company. Redemption of the rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board of Directors to assure that all of the stockholders are treated fairly. The Board also believes that it is essential to maintain the flexibility to adopt and maintain a rights plan without having to seek stockholder approval. The stockholder approval process is long and costly, and a requirement to seek stockholder approval could seriously jeopardize the Company’s negotiating position and leverage in a hostile situation, leaving stockholders vulnerable to coercive and unfair acquisition tactics.
      It is important to note that our Board is independent, consisting of eight non-management directors, and six who satisfy the independence standards of the New York Stock Exchange. The only Board member that is a member of management is our Chairman and Chief Executive Officer. The Board believes that this independence, in conjunction with the requirement to maintain a majority of independent directors on the Board, and the Board’s duty to act in good faith and in the best interests of the Company and all of its stockholders, provides adequate assurance against the Rights Plan being utilized for management entrenchment.
      The affirmative vote of the stockholders holding a majority of the shares of common stock of the Company represented in person or by proxy at the Meeting is required to approve this proposal. Because this stockholder proposal is simply a request that the Board take the actions stated in the proposal, approval of this stockholder proposal may not result in the requested action being taken by the Board, and therefore its approval would not necessarily effectuate any changes to the Rights Plan. If no voting instructions are given, the accompanying proxy will be voted against this proposal. Under New York Stock Exchange rules, brokers who hold street name shares cannot vote in their discretion on this proposal.
      With respect to Proposal 4, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

BOARD OF DIRECTORS
NOMINEE
CLASS III — TERM EXPIRES AT THE 2008 ANNUAL MEETING
      As described above under “Proposal 1, Election of Director,” we have been advised by the GS Funds that Messrs. O’Toole and Gheewalla will be the GS Funds’ designees to the Board pursuant to the GS Funds’ rights under the Preferred Stock. Accordingly, they will be entitled to continue to serve as Class III directors without any vote of the holders of our common stock.

DAVID M. VEIT	Director since February 2003
      Mr. Veit, 66, is retired Executive Director of Pearson plc, an international media and publishing company, a position he held from January 1981 to May 1998. He most recently served as Senior Advisor to Bain Capital Inc., a leading private investment firm, from May 1998 to December 2001. During that time, he served as Chief Executive Officer of two portfolio companies of Bain Capital, Bentley’s Luggage and Gifts and Jostens Learning Corporation. Prior to that, he served as President of Pearson Inc., the United States subsidiary of Pearson plc, from January 1985 to May 1998. He was also the Chairman of Camco, Inc. from May 1982 to October 1994. Mr. Veit was recently nominated to serve as an independent Governor of The American Stock Exchange. He also serves on several boards of private companies.
DIRECTORS CONTINUING IN OFFICE
CLASS III — TERM EXPIRES AT THE 2008 ANNUAL MEETING

ROBERT R. GHEEWALLA	Director since January 2003
      Mr. Gheewalla, 37, is a Managing Director of Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm, in the Principal Investment Area. Mr. Gheewalla is also a Vice President of the general partners of each of the GS Funds. Mr. Gheewalla joined Goldman Sachs in 1994. He currently serves as a director of IPC Acquisition Corp. and several privately-held companies on behalf of Goldman Sachs.

TERENCE M. O’TOOLE	Director since January 2003
      Mr. O’Toole, 46, prior to his retirement in March 2005, was a Managing Director at Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm, in the Principal Investment Area. Prior to March 2005, he was a member of the Goldman Sachs Principal Investment Area Investment Committee. Prior to March 2005, Mr. O’Toole was also a Vice President of the general partners of each of the GS Funds. Mr. O’Toole joined Goldman Sachs in 1983. Mr. O’Toole currently serves on the boards of several privately-held companies on behalf of Goldman Sachs.
CLASS II — TERM EXPIRES AT THE 2007 ANNUAL MEETING

KENNETH G. CAMPBELL	Director since November 1999
      Mr. Campbell, 58, is a director of and advisor to eBoomerang, Inc., a software development and consulting company focused on return management, since February 2005. From March 2004 through January 2005, he was an advisor to Web Accommodate Corp., a provider of Internet property management software. Through February 2004, he was the President and Chief Executive Officer of Wagic Corporation, a product development and marketing company. Previously, he had been Chairman and Chief Executive Officer of Centegy Corporation (formerly NETEQ, Inc.), an Internet business services provider, from 1998 to 2001. Mr. Campbell co-founded and was Executive Vice President of Affiliate Sales and Operations at USWEB from 1995 to 1998. From 1992 to 1995, Mr. Campbell was Vice President and

General Manager, North America at Inmac Corporation. From 1990 to 1992, Mr. Campbell was co-founder and President of Advanced Partners. Prior to that, Mr. Campbell held management positions at CopyMat Corporation from 1988 to 1990 and was co-founder and Vice President of Sales and Operations for USTelecenters from 1985 to 1988.

EDWINA WOODBURY	Director since November 2004
      Ms. Woodbury, 53, has served as CEO and President of The Chapel Hill Press, Inc., a local publishing company, since 1999. Previously, she held various positions at Avon Products, Inc., a cosmetics marketer, including Executive Vice President, Global Business Process Redesign, Executive Vice President, Chief Financial and Administrative Officer, Corporate Vice President, Worldwide Operations Analysis, Assistant Controller, Corporate Planning and Analysis, and various accounting and planning positions dating back to 1977. Ms. Woodbury also sits on the Board at RadioShack Corporation.

BARRY LAWSON WILLIAMS	Director since June 1998
      Mr. Williams, 60, has been President and founder of Williams Pacific Ventures, Inc., a venture capital and real estate investment and consulting firm since 1988 and a General Partner in Williams Pacific Ventures LP, a real estate and financial services investment and consulting company, since 2003. Previously, he served as Interim President and Chief Executive Officer of the American Management Association International, a leading membership-based management development organization, from November 2000 to June 2001. He also serves as Senior Mediator of JAMS/Endispute, Inc., a leading alternative dispute resolution provider, since 1993, and Adjunct Lecturer, Entrepreneurship at Haas School of Business since 1995. He was General Partner of WDG Ventures, a California-based real estate development firm, from 1987 to 2001. He was previously President of C.N. Flagg Power Inc. from 1989 to 1992. Mr. Williams serves on the boards of CH2M Hill Companies, Ltd., Northwestern Mutual Life Insurance Company, PG&E Corp., Simpson Manufacturing Company and SLM Corporation. Mr. Williams also serves on the boards of a number of not-for-profit organizations. In April 2001, the utility subsidiary of PG&E Corp. filed a voluntary petition for reorganization under the U.S. bankruptcy laws. In April 2004, the utility subsidiary of PG&E Corp. emerged from bankruptcy protection.
CLASS I — TERM EXPIRES AT THE 2006 ANNUAL MEETING

NANCY E. COOPER	Director since February 2003
      Ms. Cooper, 51, was appointed Senior Vice President and Chief Financial Officer of IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries, in December 2001. Prior to that, she served as Chief Financial Officer at Reciprocal, Inc., a leading digital distribution infrastructure enabler, from July 2000 to October 2001. From September 1998 to July 2000, Ms. Cooper was Chief Financial Officer of Pitney Bowes Credit Corporation, the financing subsidiary of the provider of integrated mail and document management systems and services. She served as a Partner at General Atlantic Partners, a private equity firm focused on software and investments, from January to August 1998. Prior to that, she spent 22 years at IBM Corporation in various positions of increasing responsibility, including Director of Financial Management Systems, Pricing and Financial Planning from 1982 to 1992, and Controller and Treasurer and Financial Director at IBM Credit Corporation from September 1992 to January 1995, Assistant Controller of IBM in 1996 and Chief Financial Officer of IBM Global Industries in 1997.

ROBERT KAMERSCHEN	Director since June 1998
      Mr. Kamerschen, 69, is retired Chairman and Chief Executive Officer of ADVO, Inc., a leading full-service targeted direct mail marketing services company. He had been Chairman and Chief Executive Officer of DIMAC Corporation, a direct marketing services company, from October 1999 until January 2002, when that company was sold. In July 1999, he retired as Chairman of ADVO, Inc., a position he had held since 1989, and has served as Senior Consultant to ADVO, Inc. since July 1999. Prior to January 1999, in addition to serving as Chairman of ADVO, Inc., Mr. Kamerschen had also been Chief Executive Officer since 1988. Mr. Kamerschen has also served in key senior leadership roles in a number of prominent sales and marketing driven businesses involving significant turnaround and/or transformation initiatives. Mr. Kamerschen currently serves on the boards of IMS Health Incorporated, Linens “N Things Inc., MDC Partners Corporation, Radio Shack Corporation and Vertrue Incorporated. DIMAC Corporation filed a voluntary petition for reorganization under the U.S. bankruptcy laws in April 2000 and successfully emerged from bankruptcy in February 2001.

DAVID C. SWANSON	Director since December 2001
      Mr. Swanson, 50, has been Chief Executive Officer of the Company since May 2002 and became Chairman of the Board in December 2002. He was first elected to the Board in December 2001. He served as President and Chief Operating Officer of the Company from December 2000 until May 2002. Prior to that, Mr. Swanson served as President of Donnelley Directory Services since March 1999. Mr. Swanson joined the Company in 1985 as an Account Executive and held increasingly senior management positions over the next 15 years. In 1995, he became Executive Vice President of Sales and in 1997 was named Executive Vice President and General Manager of Proprietary Operations. In 1998, he was named Executive Vice President of Corporate Strategy in conjunction with the Company’s spin-off (“Spin-Off”) as an independent public company from The Dun & Bradstreet Corporation (“D&B”).
COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Finance Committee
      The Audit and Finance Committee has overall responsibility for the integrity of the Company’s financial reporting process, including oversight of the preparation of financial statements and related financial information and the annual independent audit of such statements, as well as responsibility for the Company’s system of internal controls, internal audit process, risk assessment and management processes and compliance function. The Audit and Finance Committee, among other matters: appoints, removes, compensates (with the Company providing appropriate funding as determined by the Committee) and oversees the activities of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; reviews the scope of and supervises the audit examination, including staffing, with any independent registered public accounting firm reporting directly to the Audit and Finance Committee; reviews at least annually the independence of any independent registered public accounting firm; assesses the adequacy of financial disclosures to stockholders and reviews the interim and year-end financial statements prepared by management prior to external reporting; reviews and pre-approves all audit and non-audit services provided by any independent registered public accounting firm; reviews findings and recommendations of any independent registered public accounting firm and management’s responses; reviews the internal audit function and scope and their findings and recommendations and management’s responses; reviews with management policies and procedures with respect to risk assessment and management; reviews the system of internal controls; establishes and monitors procedures for receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting control or auditing matters; in coordination with the Corporate Governance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; oversees other compliance matters; reviews and oversees the Company’s fraud prevention policies, including the evaluation and remediation of violations reported; assesses annually the performance of the Committee (including compliance with the Committee Charter) and adequacy of the Committee Charter and recommends changes to the Charter, as appropriate; prepares the Report of the Audit and Finance Committee on Financial Reporting included in this Proxy Statement on pages 30-31; regularly reports to the Board of Directors with respect to its activities and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. In addition, the Audit and Finance Committee has responsibility for reviewing proposed and existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing. The Board has recently adopted an Amended and Restated Committee Charter that is attached as Annex B and is available on the Company’s website at www.rhd.com.
      Each year, the Audit and Finance Committee approves at its scheduled February meeting the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by any independent registered public accounting firm during that calendar year, before any such work commences. The Chairperson of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Committee up to $250,000 at any one time. The Chairperson may also approve services previously approved by the Committee at amounts up to $250,000 higher than previously approved by the Committee. In either case, the Chairperson will report its approval of such additional services and/or amounts to the Committee at its next scheduled meeting or at a special meeting which may be called in the absolute discretion of the Chairperson. The Chairperson may also defer to the Committee with respect to any such additional services or amounts. The Chairperson and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent accounting firm.
      The Audit and Finance Committee met seven times during 2004. The Audit and Finance Committee members are Messrs. Williams (chairperson) and Veit and Mdmes. Cooper and Woodbury.
     Compensation and Benefits Committee
      The Compensation and Benefits Committee, among other matters: reviews executive compensation practices and programs; reviews and approves compensation and related matters for senior management; administers the Company’s compensation and benefit plans for employees (including senior management) and non-management directors; annually reviews the performance of the CEO and determines and approves (together with other independent directors) the CEO’s compensation, subject to ratification by the Board of Directors; assesses annually the performance of the Committee (including compliance with the Committee Charter) and adequacy of the Committee Charter and recommends changes to the Charter, as appropriate; prepares the Report of the Compensation and Benefits Committee on Executive Compensation included in this Proxy Statement beginning on page 40, regularly reports to the Board of Directors with respect to its activities and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. The Board has recently adopted an Amended and Restated Committee Charter that is available on the Company’s website at www.rhd.com. The Compensation and Benefits Committee met four times during 2004. The Compensation and Benefits Committee members are Messrs. Kamerschen (chairperson), Campbell and Williams.
     Corporate Governance Committee
      The Corporate Governance Committee, among other matters: makes recommendations to the Board regarding criteria to be used to assess qualifications for Board membership and procedures for nominations, including stockholder nominations (see “— Corporate Governance Matters” beginning on page 27 for a discussion of procedures with respect to stockholder nominations); reviews qualifications of potential candidates, including incumbent directors and stockholder nominees; makes recommendations to the Board of persons to serve on the Board and the various committees of the Board and related classification, independence and expertise determinations; makes recommendations to the Board regarding corporate governance policies, guidelines and procedures, including functioning of the Board and its Committees, as well as annual evaluations; in coordination with the Audit and Finance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; assesses annually the performance of the Committee (including compliance with the Committee Charter) and adequacy of the Committee Charter and recommends changes to the Charter, as appropriate; regularly reports to the Board of Directors with respect to its activities; and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. The Board has recently adopted an Amended and Restated Committee Charter that is available on the Company’s website at www.rhd.com. The Corporate Governance Committee met three times during 2004. The Corporate Governance Committee members are Messrs. Veit (chairperson), Campbell and Kamerschen.
ATTENDANCE AT BOARD MEETINGS
      Seven meetings of the Board of Directors were held during 2004. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board on which he or she served during the period for which he or she was a director.
INDEPENDENCE AND FINANCIAL EXPERTISE DETERMINATIONS
      The Board of Directors has unanimously determined that Messrs. Campbell, Kamerschen, Veit and Williams and Mdmes. Cooper and Woodbury neither are affiliated persons of the Company nor do they have any material relationship with the Company, and therefore qualify as independent directors within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange attached hereto as Annex C. As a result, a majority of independent directors constitute the Company’s Board of Directors. In addition, all members of all Committees, including the Audit and Finance Committee, qualify as independent within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange attached hereto as Annex C.
      In making these independence determinations, the Board considered all of the automatic bars to independence specified in the respective independence standards of the Securities and Exchange Commission and the New York Stock Exchange and definitively determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond the automatic bars existed between the Company and/or its management and/or any of their respective affiliates or family members, on the one hand, and each director or any family member of such director or any entity with which such director or family member of such director was employed or otherwise affiliated, on the other hand. For those directors for whom the Board determined there was a relationship, the Board then considered whether or not the relationship was material or did in fact, or could reasonably be expected to, compromise such director’s independence from management. The Board definitively determined for those directors identified as independent above that either no such relationship existed at all or that any relationship that existed was not material and/or did not so compromise such director’s independence from management. See “Director and Executive Compensation — Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions” for a description of certain relationships or other matters the Board considered in making these independence determinations.
      The Board of Directors has also unanimously determined that Mr. Williams and Mdmes. Cooper and Woodbury, all present members of the Audit and Finance Committee, qualify as “audit committee financial experts” and possess “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. In addition, the Board has unanimously determined that all members of the Audit and Finance Committee are financially literate and, as stated above, independent. No member of the Audit and Finance Committee presently serves on three or more other public company audit committees.

CORPORATE GOVERNANCE MATTERS
      Stockholder nomination procedures. Stockholders’ recommendations for nominees to the Board of Directors will be considered by the Corporate Governance Committee provided such nominations are made in accordance with (i) the Company’s By-Laws and (ii) the following procedural requirements: To be effective and thereby considered by the Committee, any stockholder recommendation must, at a minimum, (A) be made in writing, addressed to the Corporate Secretary and delivered in accordance with the delivery and time frame requirements reflected in the Company’s By-Laws (see “Other Information — How to Nominate Members of the Board of Directors” on page 49), and (B) set forth (1) the full legal name, address and telephone number of the recommending stockholder and whether that person is acting on behalf of or in concert with any other beneficial owners, and if so, the same information with respect to them, (2) the number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Committee of each such person’s ownership of shares as of a recent date, (3) the full legal name, address and telephone number of the proposed nominee for director, (4) a reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, with particular reference to the eligibility criteria utilized by the Committee as set forth above, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the Securities and Exchange Commission, (5) disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates), (6) disclosure of any direct or indirect relationship between the proposed nominee and the Company, any employee or other director of the Company, any beneficial owner of more than 5% of the Company’s common stock , or any of their respective affiliates, (7) disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Meeting or any subsequent annual meeting of stockholders of the Company, and (8) a written, signed, and notarized acknowledgment from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to the Company’s undertaking of an investigation into their background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company or its management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Committee to their consideration of such person as a potential candidate.
      There have been no material changes to the procedures relating to stockholder nominations during 2004. There were no changes made to the By-Laws during 2004. The Committee believes that these formalized procedural requirements are intended solely to ensure that it has sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.
      The nominee listed in this Proxy Statement is a present director standing for re-election. As of the date of this Proxy Statement, the Company had not received any nominations from stockholders or other parties with respect to election of directors at this Meeting.
      The Company’s Corporate Governance Guidelines, available on the Company’s website at www.rhd.com, set forth the criteria that the Committee will utilize to assess Board candidates, including incumbent directors and stockholder nominees. There are no specific minimum qualifications or standards under the Corporate Governance Guidelines, rather the Committee will review and assess the totality of the circumstances with respect to any and all candidates. These criteria include, without limitation, the candidate’s judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. Ultimately, the Committee will nominate those individuals who the Committee believes will, in conjunction with other members of the Board, best collectively serve the best long-term interests of our stockholders and other stakeholders. In assessing stockholder nominees, the Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group.
      Third party consultants may be retained from time to time to identify potential candidates, but any such retention will be made directly by the Committee, in consultation with the Chairman and CEO. If retained, third party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the Committee in accordance with criteria furnished by the Committee. On occasion, at the request of the Chairperson of the Committee, third party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the Committee.
      Presiding Director. During 2004, in response to general recommendations of a Blue Ribbon Commission convened by the National Association of Corporate Directors, the Board appointed Mr. Kamerschen as Presiding Director of the Board. As described in our Corporate Governance Guidelines, available on the Company’s website at www.rhd.com, the Presiding Director serves as the liaison between the independent members of the Board and the Chairman and Chief Executive Officer with respect to all Board matters, as well as a central point of contact for stockholders and other constituents to interact with the independent members of the Board. The Presiding Director’s duties include, without limitation, chairing executive sessions of independent directors, coordinating with the Chairman and CEO with respect to all Board matters, and participation with the relevant Committee Chairs in Board recruitment and the annual CEO and Board evaluation processes.
      Executive Sessions and Cross Attendance at Committee Meetings. As reflected in each Committee Charter available on the Company’s website at www.rhd.com, each Committee regularly meets in executive session with no management representatives present. In addition, under the Company’s Corporate Governance Guidelines, available on the Company’s website at www.rhd.com, the Board of Directors meets in executive session with no management representatives present, on a regular basis, no less than three times per year, including at least a portion of one where only independent directors will participate. These pre-scheduled Board executive sessions are held prior to specified scheduled Board meetings, and brief executive sessions also generally precede or follow all other Board meetings. At Committee executive sessions, the chairperson, who is in all cases independent of management, presides and keeps the minutes. At Board executive sessions, the Presiding Director, presides and keeps the minutes. The Presiding Director is responsible for setting an agenda for the executive session, working with management to circulate any necessary preparatory materials, leading the executive session and keeping minutes of the executive session. The Presiding Director is also responsible to work with management to develop the agenda for the regularly scheduled Board meetings.
      The Board requires all Committee chairpersons to attend all other Committee meetings, however they do not participate as members, although they are paid for their attendance at such other meetings. As reflected in our Corporate Governance Guidelines, while the Board does not presently require its members to attend annual meetings of stockholders, it does encourage its members to do so and will endeavor to have at least two Committee chairpersons in attendance at any stockholder meeting, when possible. However, the Board is sensitive to stockholder access concerns and will periodically monitor and reassess this policy to ensure it remains open and available for stockholder communications. At the 2004 Annual Meeting of Stockholders, two directors attended, including one Committee chairperson. In 2005, the Board has scheduled its normal Board meeting around the Meeting. Therefore, we presently expect that substantially all of the directors will attend the Meeting.

      Code of Ethics. In 2003, the Board approved an enhanced code of ethics applicable to the Board, senior management including financial officers, and all other employees. This Policy on Business Conduct is available on the Company’s website at www.rhd.com and will be provided upon request at no charge. Any waiver of any provision of that Policy made with respect to any director or executive officer of the Company will be promptly posted on our web site at the same link as the Policy itself and will be disclosed in the next periodic report required to be filed with the Securities and Exchange Commission. In addition, the Company will provide a copy of its Corporate Governance Guidelines and any Committee Charter referenced herein upon request at no charge. Any such request should be mailed to the Company’s principal executive offices, 1001 Winstead Drive, Cary, North Carolina 27513, Attention: Investor Relations. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date.
      Communications with Interested Parties. Our Board welcomes communications from stockholders and other interested parties. Interested parties may contact the independent members of our Board with any governance questions or other concerns, as follows: Robert Kamerschen, Presiding Director, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. In addition, any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be forwarded to Barry Lawson Williams, Chairperson of the Audit and Finance Committee, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. Your inquiries will not be read by the Company and will be forwarded directly to the addressee. Persons wishing to submit anonymous, confidential inquiries or comments regarding the Company may do so through ethicspoint.com, our web-based reporting system, by simply following the instructions on that site. These procedures for communications between independent members of our Board and interested parties were approved by the independent and non-management members of our Board.
INDEPENDENT DIRECTOR EVALUATION OF RIGHTS PLAN
      In February 2003, the Board adopted a Three-Year Independent Director Evaluation (“TIDE”) policy with respect to the Rights Plan. Under this TIDE policy, a committee comprised of independent directors of the Company will review and evaluate the Rights Plan at least once every three years to determine, in light of all relevant factors, whether the Rights Plan continues to serve the best interests of the Company and all of its stockholders or whether it should be modified or terminated. The Board completed the first review of the Rights Plan pursuant to its TIDE policy in May 2003. The Corporate Governance Committee, which consists of entirely independent Board members, conducted the review with the advice and assistance of its outside financial and legal advisors. The Committee concluded after a review of all relevant factors, including, among others, the current state of the merger and acquisition market, developments in academic studies of rights plans and stockholder opinions about the rights plan, that the Rights Plan continues to serve the best interests of the Company and all of its stockholders. Accordingly, the Committee recommended and the Board resolved to maintain the Rights Plan in its current form. The Committee further determined in 2003 that the next TIDE review of the Rights Plan by the Corporate Governance Committee will occur not later than May 2006.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
ON FINANCIAL REPORTING
      The Audit and Finance Committee of the Board of Directors (the “Committee”) is comprised entirely of independent directors, within the meaning of, and in accordance with, all applicable laws and regulations, including the independence standards of the New York Stock Exchange. The Committee operates pursuant to a written charter and under delegated authority from the Board of Directors.
      Management is responsible for the Company’s financial reporting process, financial statements (including notes thereto) and internal controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLC (“PwC”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, and issuing a written report thereon to the Board and the Company’s stockholders. The Committee is responsible for monitoring and overseeing this entire process, including sole authority to appoint, remove and compensate the independent registered public accounting firm. See “Committees of the Board of Directors — Audit and Finance Committee” for further information regarding the Committee’s duties.
      In this context, the Committee regularly meets and holds discussions with management and PwC regarding the financial reporting process, the consolidated financial statements and the internal controls and procedures. Specifically, the Committee has discussed with PwC (i) the overall scope of its audit, (ii) the results of its examination, (iii) its observations of internal controls arising from its audit of the financial statements, (iv) the overall quality of the financial reporting process and the financial statement disclosures and (v) the matters required to be discussed by PwC under (a) Statement on Auditing Standards No. 61 (Communication with Audit Committees) and (b) Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including the written disclosures regarding independence made by PwC to the Committee thereunder.
      Management has represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, based upon the Committee’s review of the financial statements and in reliance on its discussions with management and PwC, the Committee has recommended to the Board of Directors (and the Board has accepted such recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.
      Fees: Aggregate fees for professional services rendered to the Company by PwC for the years ended December 31, 2004 and 2003, were as follows:

	2003	2004

Audit Fees	$638,519	$1,484,711
Audit-Related Fees	777,434	2,182,405
Tax Fees	691,090	571,152
All Other Fees	44,688	2,898

Total	$2,151,731	$4,241,166

      In accordance with rules under Item 9(e) of Schedule 14A and Item 14 of Form 10-K, the Company has included in the above table comparative amounts of fees billed with respect to 2004 and 2003 on an accrual basis.
      The Audit fees for the years ended December 31, 2004 and 2003 were for professional services rendered by PwC for the audits of the consolidated financial statements of the Company, including the audit of management’s report on internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and review of documents filed with the SEC.

      The Audit-Related fees for the years ended December 31, 2004 and 2003 were for assurance and related services including the audit of the Company’s employee benefit plans ($66,941 in 2003 and $82,000 in 2004), financial accounting and reporting consultations, acquisition due diligence and related assurance services in connection with the acquisition of Sprint Publishing & Advertising (“SPA”) ($335,400 in 2003 and $20,000 in 2004) and with respect to the acquisition (the “DonTech Acquisition”) of SBC’s directory publishing business in Illinois and Northwest Indiana (“DonTech”) ($948,352 in 2004), audits of subsidiary financial statements required by Rule 3-16 of Regulation S-X ($250,000 in 2004), various other financial accounting, reporting and assurance services ($255,773 in 2003 and $568,850 in 2004), and advisory services related to internal controls and compliance with Section 404 of the Sarbanes-Oxley Act ($119,320 in 2003 and $313,203 in 2004). In addition, during 2004, the Company also retained Ernst & Young LLP to provide audit-related services with respect to the financial statements of the acquired entities for the three years ending December 31, 2003 and the eight months ended August 31, 2004 in connection with the DonTech Acquisition. The Company incurred total fees of $763,578 in connection with Ernst & Young’s services for 2004. In 2002, the Company retained Ernst &Young to provide audit-related services with respect to the financial statements of the acquired entities in connection with the SPA Acquisition. In 2003, the Company incurred $122,009 in total fees in connection with such services.
      Tax fees for the years ended December 31, 2004 and 2003 were for services rendered in connection with tax compliance ($108,494 in 2003 and $30,125 in 2004), general tax planning ($262,276 in 2003 and $112,273 in 2004), tax advice related to the acquisition of SPA ($223,407 in 2003) and related to the DonTech Acquisition ($358,848 in 2004) and assistance with various state and local tax audits ($96,913 in 2003 and $69,906 in 2004).
      All Other fees were primarily for services rendered for employee benefit plan advisory services in 2003 and were immaterial in 2004.
          Audit and Finance Committee
          Barry Lawson Williams, Chairperson
          Nancy E. Cooper
          David M. Veit
          Edwina Woodbury

DIRECTOR AND EXECUTIVE COMPENSATION
Directors’ Compensation
      Each non-employee director annually receives a cash retainer of $24,000, or $29,000 for committee chairpersons, payable quarterly, 1,500 deferred shares of the Company’s common stock and an option to purchase 1,500 shares of the Company’s common stock. In addition, each non-employee director receives $1,000 for each Board meeting ($500 for shorter telephonic meetings) he or she attends, $1,200 for each committee meeting that he or she attends and $1,000 per committee meeting for which he or she serves as chairperson. The Board also requires all committee chairpersons to attend all other committee meetings; although they are not members of such other committees and do not participate as members, they are paid $1,200 for their attendance at such other meetings. The Presiding Director receives an additional $30,000 annual retainer for his or her service. All such deferred share and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of the three annual meetings of stockholders immediately following the date of grant, subject to acceleration in the event of death, disability or retirement or a change in control of the Company. Directors may elect to defer their cash retainer fees into a deferred cash account, which may be invested in various investment alternatives, a deferred share account or options to purchase additional shares of the Company’s common stock. All non-cash awards to non-employee directors have been made historically under the 2001 Plan, and assuming and following stockholder approval of the 2005 Plan, will be made under such Plan. The Preferred Stock investment by the GS Funds in January 2003 in connection with the SPA Acquisition constituted a “Change in Control” under the 2001 Plan. Each of the directors agreed to waive any and all acceleration and/or enhancement of benefits that would have otherwise accrued to them as a result of the Preferred Stock investment.
Executive Compensation
      The following tables provide information regarding the compensation of the Chief Executive Officer and the next four most highly compensated executive officers (collectively, the “Named Executive Officers”), with respect to each of the last three years:
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards Payouts

				Other		Securities
				Annual	Restricted	Underlying	Long-	All Other
				Compen-	Stock	Options/	Term Incentive	Compen-
Name and Principal Position	Year	Salary($)	Bonus(1)($)	sation(2)($)	Awards(1)($)	SARs	Payouts(3)($)	sation(4)($)

David C. Swanson	2004	575,000	631,050	130,510	270,450	430,262	221,051	31,210
Chairman and Chief	2003	528,125	1,569,813	173,120	672,777	0	471,159	17,381
Executive Officer	2002	421,422	368,144	22,384	0	565,275	220,143	28,573
Peter J. McDonald(5)	2004	396,942	278,360	110,660	83,508	204,350	0	0
Senior Vice President,	2003	375,000	672,075	11,375	201,623	0	0	0
President Donnelley Media	2002	103,857	67,471	64,052	0	260,000	0	0
Steven M. Blondy(6)	2004	321,750	244,156	97,291	73,247	128,800	86,730	13,281
Senior Vice President	2003	309,000	666,370	88,984	199,911	0	62,212	0
and Chief Financial Officer	2002	250,000	216,080	65,792	0	235,000	0	0
George F. Bednarz(7)	2004	233,750	190,244	7,500	63,415	73,612	65,415	18,146
Vice President,	2003	230,000	258,289	0	77,763	0	172,665	12,498
Information Technology &	2002	198,125	110,898	0	0	94,000	88,534	11,818
Corporate Planning
Robert J. Bush(8)	2004	222,750	152,128	85,527	50,709	45,096	58,188	10,525
Vice President,	2003	208,500	248,638	12,358	82,879	0	41,738	6,807
General Counsel & Secretary	2002	178,250	122,673	630	0	86,000	0	6,141

(1)	The 2004 bonus awards were paid under the 2001 Plan in March 2005 based on 2004 performance. Beginning in 2003, a portion of the annual incentive for each Named Executive Officer is paid in deferred shares. See “— Employment Agreements” below for identification of the respective percentage of the annual incentive payable in the form of deferred shares for each of the Named

Executive Officers as of January 1, 2005. The number of deferred shares issued was based upon the average of the high and low sales price of the Company’s common stock during the ten trading days following approval of the annual incentive payments by the Compensation and Benefits Committee. The dollar value of the portion of the annual incentive paid for 2003 and 2004 (in March 2004 and March 2005, respectively) in deferred shares is reflected in the column entitled “Restricted Stock Awards.” Under the terms of the deferred shares, stock certificates evidencing the shares will be issued in two equal installments as of the first two anniversaries of the date of issuance of the deferred shares. The cash portion of the annual incentive paid for 2003 and 2004 (in March 2004 and March 2005, respectively) is reflected in the column entitled “Bonus”.

(2)	Amounts shown represent reimbursement for taxes paid by the Named Executive Officers with respect to company-directed travel and the value of certain other perquisites and personal benefits including imputed income for use of the corporate aircraft, financial and tax planning and assistance, family member travel, club memberships and, in 2003 and 2004, relocation assistance with respect to the relocation of the Company’s executive offices to North Carolina. Certain prior period amounts have been reclassified from the “All Other Compensation” column to be consistent with this year’s presentation.

(3)	Amounts shown represent the dollar value of the performance shares (“PERS”) earned under the Company’s former Performance Unit Plan. Upon completion of the respective performance periods (January 1, 1999 to December 31, 2001 (“1999 PERS”) and January 1, 2001 to December 31, 2003 (“2001 PERS”), a dollar amount was determined for each recipient based on the Company’s actual financial performance against economic profit and earnings per share goals. The dollar amount was then converted into a number of performance shares by dividing the dollar amount of the award by the Company’s stock price (calculated as the average of the high and low prices of the Company’s common stock on the 10 trading days subsequent to delivery of the Company’s respective audited financial statements to the Compensation and Benefits Committee). Dollar amounts for 2002 reflect one-third of the 1999 PERS grant, which was paid in February 2003 in shares. Dollar amounts for 2003 reflect the final one-third installment of the 1999 PERS grant and the first one-third installment of the 2001 PERS grant, each of which was paid in March 2004 in shares. Dollar amounts for 2004 reflect the second one-third installment of the 2001 PERS grant, which was paid in shares in March 2005.

(4)	Amounts shown represent aggregate annual Company contributions for the account of each Named Executive Officer under the Company’s Profit Participation Plan (the “PPP”) and the Profit Participation Benefit Equalization Plan (the “PPBEP”). The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company’s contributions that would have been made to the participant’s PPP account but for certain Federal tax laws. Certain prior period amounts have been reclassified to the “Other Annual Compensation” column to be consistent with this year’s presentation.

(5)	Mr. McDonald resigned from the Board of Directors and became a senior executive of the Company on September 21, 2002, upon the execution of definitive documentation in connection with the SPA Acquisition. Mr. McDonald’s 2002 compensation information included in the above and following tables reflects only his compensation received as an officer of the Company, and not any compensation he received as a director. See “— Directors’ Compensation” above for a discussion of his compensation as a director. In addition to his position as a member of the Board of Directors, during July 2002 through September 2002, Mr. McDonald also served as a consultant to provide integration planning services with respect to the SPA Acquisition. Mr. McDonald received $56,000 for these services and was reimbursed $8,052 for related travel expenses, which amounts are included in the table above under the column “Other Annual Compensation.”

(6)	Mr. Blondy joined the Company on March 1, 2002 and his 2002 salary reflects ten months of compensation. His bonus in 2002 includes a special bonus of $50,000 in recognition of his role in connection with the SPA Acquisition. Mr. Blondy’s “Other Annual Compensation” includes reimbursement for local housing expenses.

(7)	Mr. Bednarz’s bonus in 2003 includes a special bonus of $25,000 in recognition of his role in conjunction with the systems integration effort in connection with the SPA Acquisition.

(8)	Mr. Bush’s bonus in 2002 includes a special bonus of $30,000 in recognition of his role in connection with the SPA Acquisition.
Stock Option/ SAR Grants in Last Year
      The following table provides information on grants of non-qualified stock options and SARs under the Company’s 2001 Plan to the Named Executive Officers for the year ended December 31, 2004. Assuming and following stockholder approval of the 2005 Plan, all awards of options or SARs will be made by the Compensation and Benefits Committee under the 2005 Plan.

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Options/SARs	Employees in	Base Price	Expiration	Present
Name	Granted(1)(#)	2004	($/Share)	Date	Value(2)($)

David C. Swanson
Options	141,800	8.18%	$41.10	02/26/2011	1,500,000
SARs	288,462	16.63%	$41.58	07/27/2011	3,000,000
Peter J. McDonald
Options	65,600	3.78%	$41.10	02/26/2011	693,750
SARs	138,750	8.00%	$41.58	07/27/2011	1,443,000
Steven M. Blondy
Options	41,300	2.38%	$41.10	02/26/2011	436,800
SARs	87,500	5.04%	$41.58	07/27/2011	910,000
George F. Bednarz
Options	23,900	1.38%	$41.10	02/26/2011	253,000
SARs	49,712	2.87%	$41.58	07/27/2011	517,000
Robert J. Bush
Options	22,500	1.30%	$41.10	02/26/2011	237,600
SARs	47,596	2.74%	$41.58	07/27/2011	495,000

(1)	The options were granted on February 26, 2004 at the market price of the Company’s common stock on that date ($41.10), and vest in four equal installments on the first four anniversaries of the grant date. The SARs were granted on July 28, 2004 in connection with the DonTech Acquisition, at the market price of the Company’s common stock on that date ($41.58). Each SAR vests on the fifth anniversary of the date of grant, subject to accelerated vesting of 33.33% annually in the event that the Company achieves certain pre-established financial performance targets. The July SAR grant was a special grant made in recognition of the officers diligent efforts in connection with the DonTech Acquisition and were equivalent in value to approximately one-and-one-half to two (depending on the position) times the normal annual equity grant. Accordingly, the officers will not be eligible for a normal annual equity grant during 2005. The closing stock price of the Company’s common stock on March 4, 2005 was $61.45.

(2)	The hypothetical grant date present value is calculated under the modified Black-Scholes option pricing methodology, which is a mathematical formula used to value options and SARs not traded on stock exchanges. This formula considers a number of factors in hypothesizing an option’s or SAR’s present value. The Company made the following assumptions with respect to the range of factors used to value the equity grants: the stock’s expected volatility rate 24.79%, risk free rate of return of 3.0%, dividend yield (0%) and projected time of exercise (7 years for February option grants and 5 years for July SARs grants).

Aggregated Option Exercises in Last Year and Year End Option/ SAR Values
      The following table provides information concerning the number and value of (i) option exercises during 2004 and (ii) unexercised stock options and SARs held at December 31, 2004 by the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options/
	Shares		Options/SAR’s at Year-End		SAR’s At Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David C. Swanson	40,000	$1,686,400	444,958	863,849	$16,223,333	$19,612,270
Peter J. McDonald	0	0	130,500	403,725	$4,371,265	$9,170,092
Steven M. Blondy	0	0	117,500	290,050	$3,817,238	$3,034,479
George F. Bednarz	17,084	648,300	138,817	148,152	$5,610,784	$3,392,589
Robert J. Bush	12,000	356,400	46,521	139,235	$1,556,475	$3,167,242

(1)	The values shown equal the difference between the exercise price of the unexercised in-the-money options and the closing market price of the Company’s common stock on December 31, 2004 ($59.05). Options are “in-the-money” if the fair market value of the Company’s common stock covered by such option exceeds the exercise price of the option. The closing stock price of the Company’s common stock on March 4, 2005 was $61.45.
Long-Term Incentive Plan Awards in Last Year
      The Company made no awards of PERS under the 2001 Plan, nor any other long-term incentive awards, to the Named Executive Officers, during the year ended December 31, 2004. Payouts under prior awards are shown in the Summary Compensation Table. Assuming and following stockholder approval of the 2005 Plan, any award of long term incentive compensation would be made by the Compensation and Benefits Committee under the 2005 Plan.
Retirement Benefits
      The Retirement Account is a qualified defined benefit plan covering substantially all employees with at least one year of service. The Pension Benefit Equalization Plan (“PBEP”) is an unfunded, non-qualified plan that covers senior management and certain key employees.
      The Retirement Account, together with the PBEP, provides retirement benefits computed based upon a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service as follows: if age plus credited service equals (a) less than 35, the percentage of monthly compensation is 3%; (b) between 35 and 44, 4%; (c) between 45 and 54, 5%; (d) between 55 and 64, 7.5%; (e) 65 and 74, 9%; (f) between 75 and 84, 10.5%; and (g) 85 and over, 12.5%. Amounts allocated also receive interest credits based on 30-year Treasury rates with a minimum interest credit rate of 3%. Members vest in their accrued retirement benefit upon completion of five years of service. The projected benefits described below are calculated on a straight-life annuity basis. The number of years of credited service under the plans for the Named Executive Officers as of December 31, 2004 are as follows: Mr. Swanson — 18.5 years; Mr. McDonald — 9 years; Mr. Blondy — 2 years; Mr. Bednarz — 28 years; and Mr. Bush — 4 years.
      Based upon their present compensation levels, the projected annual pension benefits at normal retirement age under the Retirement Account and the PBEP are as follows: Mr. Swanson — $526,568; Mr. McDonald — $137,578; Mr. Blondy — $226,141; Mr. Bednarz — $159,533; and Mr. Bush — $175,142.
      Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions, overtime pay and severance pay. Contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year’s bonuses accrued and included in the Summary Compensation Table are not.
      For the reasons discussed above, compensation for determining retirement benefits for the Named Executive Officers differed by more than 10% from the amounts shown in the Summary Compensation Table. For 2004, compensation for purposes of determining retirement benefits for the Named Executive Officers was as follows: Mr. Swanson — $2,169,813; Mr. McDonald — $1,069,017; Mr. Blondy — $988,120; Mr. Bednarz — $492,040; and Mr. Bush — $471,388.
Employment Agreements
      Each of the Named Executive Officers, other than Mr. Bednarz, has an employment agreement with the Company. Beginning in 2004, Mr. Bednarz is covered by an enhanced separation policy that provides him benefits comparable to those described below for the other Named Executive Officers.
      As of January 1, 2005, the base salary and annual incentive opportunity of the Named Executive Officers are as follows:

		Guideline Annual
Name	Base Salary	Incentive Opportunity

		(% of Base
		Salary)(1)
David C. Swanson	$660,000	100%
Peter J. McDonald	$450,000	75%
Steven M. Blondy	$360,000	70%
George F. Bednarz	$235,000	60%
Robert J. Bush	$259,000	60%

(1)	Annual Incentive consists of a cash portion and deferred share portion with the deferred share portion equal to 30% of Base Salary for Mr. Swanson, 25% for Mr. McDonald, 20% for Mr. Blondy and 15% for Messrs. Bednarz and Bush.
      The annual incentive is measured as a percentage of base salary and historically has been governed by the Company’s 2001 Plan, and assuming and following stockholder approval of the 2005 Plan, will be governed thereunder, each of which Plan mandates the establishment in advance of performance criteria for the determination of an executive’s annual incentive. The foregoing compensation is subject to annual review and increase (but not decrease) by the Compensation and Benefits Committee.
      The terms and conditions of each of the employment agreements are substantially similar, except where specified below. The key terms of the employment agreements are as follows:

Term	The employment agreements are subject to automatic one-year renewals, unless notice has been given ninety days prior to any termination date. Any nonrenewal of the employment agreement by the Company shall be considered a termination without Cause.*

Additional Compensation	Each executive is eligible to participate in all bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives of the Company.

Benefits	Each executive is eligible to participate in all employee benefit programs (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than in effect prior to their execution of their employment agreement.

Termination without Cause* by the Company not arising from a Change in Control	Each executive receives a cash lump sum payment equal to two times (one-and-one half times for Messrs. Bednarz and Bush) the base salary and target bonus. Each also receives continuation of benefits for two years (one-and-one half years for Messrs. Bednarz and Bush).

Termination arising from, and within two years after, a Change in Control	Each executive shall receive a cash lump sum payment equal to three (two for Messrs. Bednarz and Bush) times the sum of base salary and target bonus and continuation of benefits for three years (two years for Messrs. Bednarz and Bush). In addition, under the 2005 Plan (assuming and following stockholder approval), the 2001 Plan and the predecessor plans, upon a Change in Control, certain awards may vest and become fully payable as provided in the relevant Plan and/or grant documents. If negotiations commence prior to a termination of employment but eventually result in a Change in Control within two years, then the executive shall be treated as having been terminated within two years following a Change in Control and, therefore, shall be entitled to the foregoing benefits.

Death/ Disability	Each executive (or beneficiary) shall receive salary through date of termination and a pro rata portion of target bonus.

Excise Tax	The compensation of each executive will be “grossed up” for any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code relating to any payments made on account of a Change in Control or a termination of the executive’s employment.

*	Such terms have the meanings ascribed to such terms in the employment agreements, which are incorporated by reference as Exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
      The Preferred Stock investment by the GS Funds in January 2003 in connection with the SPA Acquisition constituted a “Change in Control” under all of these employment agreements, as well as under the 2001 Plan and certain of the Company’s other benefit plans. Each of the Named Executive Officers who was so affected agreed to waive any and all acceleration and/or enhancement of benefits that would have otherwise accrued to them as a result of the Preferred Stock investment.
Stock Ownership Guidelines
      The Board of Directors believes that directors and executive officers should have a meaningful equity stake in the Company to better align their respective interests with those of stockholders. As a result, the Board of Directors established stock ownership guidelines for both groups at the time of the spin-off from D&B. These guidelines are assessed by the Board of Directors from time to time and modified as appropriate. The guidelines include various forms of equity stakes and phase in over time for newly-elected directors and executive officers. The presently existing guidelines for executive officers range from a value equal to 6.5 times annual base salary for the CEO to 3 times annual base salary for Vice Presidents. The presently existing guidelines for directors (excluding the CEO) are 5,000 shares.

Equity Compensation Plan Information

			(c)
	(a)		Number of securities
	Number of securities	(b)	remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options	outstanding options	(excluding securities
Plan category	and rights	and rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	3,236,656	$32.51	453,825
Equity compensation plans not approved by security holders:
1991 Key Employees’ Stock Option Plan(2)	731,263	$17.12	0
1998 Key Employees’ Performance Unit Plan(3)	8,795	$39.46	0
1998 Directors’ Stock Plan(4)	19,650	$17.32	0
1998 Partner Share Plan(5)	13,225	$15.31	0
2001 Partner Share Plan(6)	25,296	$26.45	0

Total	4,034,885	$29.57	453,825

(1)	This reflects securities covered by our 2001 Plan, which was adopted and approved by our stockholders at our 2001 Annual Meeting of Stockholders.

(2)	This reflects options still outstanding under our 1991 Key Employees’ Stock Option Plan (“1991 Plan”). This plan was originally a D&B plan that was carried over at the time of the spin-off from D&B. The 2001 Plan replaced the 1991 Plan and all shares available for grant under the 1991 Plan became available for grant under the 2001 Plan upon its approval by stockholders; provided, however, all options then outstanding remained subject to the terms and conditions of the 1991 Plan.

(3)	This reflects the performance shares (“PERS”) still outstanding under our 1998 Key Employees’ Performance Unit Plan (“PUP Plan”). Upon completion of the respective performance period, a dollar amount of the award is determined for each recipient based on the Company’s actual financial performance against economic profit and earnings per share goals. The dollar amount is then converted into a number of PERS by dividing the dollar amount of the award by the Company’s stock price (calculated as the average of the high and low prices of the Company’s common stock on the ten trading days subsequent to delivery of the Company’s respective audited consolidated financial statements to the Compensation and Benefits Committee of the Company’s Board of Directors) at that time. The 2001 Plan replaced the PUP Plan and all shares available for grant under the PUP Plan became available for grant under the 2001 Plan upon its approval by stockholders; provided, however, all awards then outstanding remained subject to the terms and conditions of the PUP Plan.

(4)	This reflects shares and options still outstanding under our 1998 Directors’ Stock Plan (“1998 Director Plan”). The 2001 Plan replaced the 1998 Director Plan and all shares available for grant under the 1998 Director Plan became available for grant under the 2001 Director Plan upon its approval by stockholders; provided, however, all shares and options then outstanding remained subject to the terms and conditions of the 1998 Director Plan.

(5)	This reflects options still outstanding under our 1998 Partner Share Plan (“1998 PS Plan”), which was a broad-based plan covering lower level employees not eligible for grants under the 1991 Plan. The Plan only authorized 262,000 shares for grant at its inception and only 13,225 shares remain outstanding. The 2001 Plan replaced the 1998 PS Plan and all shares available for grant under the 1998 PS Plan became available for grant under the 2001 Plan upon its approval by stockholders; provided, however, all shares and options then outstanding remained subject to the terms and conditions of the 1998 PS Plan.

(6)	This reflects options still outstanding under our 2001 Partner Share Plan (“2001 PS Plan”), which was a broad-based plan covering lower level employees whose grants were made prior to stockholder approval of the 2001 Plan. The Plan only authorized 124,750 shares for grant at its inception and only 25,296 remain outstanding. The 2001 Plan replaced this Plan and all shares available for grant under this 2001 PS Plan became available for grant under the 2001 Plan upon its approval by stockholders; provided, however, all shares and options then outstanding remained subject to the terms and conditions of the 2001 PS Plan.

Performance Measurement Comparison
      The following graph sets forth as of December 31, 2004, the cumulative total stockholder return on the Company’s common stock compared with the cumulative total return of the Russell 2000 Stock Index, the Company’s new peer group and the same peer group of the Company that appeared in last year’s Proxy Statement. As the Company is not included in an identifiable and accepted peer group, the Company has historically created a peer group based on several factors: revenues, net income and enterprise value, which is comprised of market capitalization and total debt. Due to the dramatic increases in the size and scope of the Company during 2003 and 2004 resulting from the SPA Acquisition and the DonTech Acquisition, the Company comprehensively reassessed and re-comprised its peer group for 2005 executive compensation purposes, as well as for purposes of this Performance Measurement Comparison. In formulating its new peer group, the Company utilized the same quantitative measures described above, but also focused upon other public companies whose businesses largely comprised advertiser supported media.
      The former peer group included Acxiom Corporation, ADVO, Inc., APAC Customer Services, Inc. (f/k/a APAC Teleservices, Inc.), Catalina Marketing Corporation, Hanover Direct, Inc., National Processing, Inc., Personnel Group of America, Inc., Sitel Corporation, and Valassis Communications, Inc. National Processing, Inc. and Personnel Group of America, Inc. have been omitted from the prior peer group for the following reasons. In July 2004, Bank of America acquired National Processing, Inc. In October 2004, Personnel Group of America merged with and into COMSYS IT Partners Inc. The Company does not consider Bank of America or COMSYS IT to be comparable to the Company or the other peer group members based upon the factors listed above. In addition, Hanover Direct, Inc. was suspended from trading by the American Stock Exchange effective November 17, 2004. As such, information for Hanover Direct was included in the following performance graph only through November 16, 2004.
      The new peer group includes Acxiom Corporation, ADVO, Inc., BELO Corporation, Dex Media, Inc. (the only other stand alone, publicly traded yellow pages directory publisher), Dow Jones & Company, Emmiss Communications Corporation, Entercom Communications Corporation, Equifax, Inc., Harte-Hanks, Inc., Hearst-Argyle Television, Inc., Journal Register Company, Lee Enterprises, Incorporated, Media General, Inc., Meredith Corporation, and Valassis Communications, Inc.
      The total return assumes a $100 investment on December 31, 1999 and reinvestment of dividends in the Company’s common stock and in each index.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
ON EXECUTIVE COMPENSATION
Compensation and Benefits Committee
      The Compensation and Benefits Committee of the Board of Directors (the “Committee”) is comprised entirely of non-management and independent Directors within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange. The Committee is responsible for establishing, implementing, administering and monitoring the Company’s strategy, policies and plans for executive compensation.
Executive Compensation Objectives
      Objectives and strategies approved by the Committee govern the executive compensation programs and practices of the Company. The Company’s executive compensation objectives are to:

•	Enable the company to attract and retain the leadership talent required to successfully execute the Company’s business strategy;

•	Align executive pay to organizational performance;

•	Strongly link the interests of executives to those of the Company’s stockholders and other key constituencies; and

•	Develop and maintain executive compensation programs and practices that are transparent and reflect best practices in corporate governance.
      The following key elements make up the Company’s executive compensation strategy:

•	The maintenance of a peer comparison group from its industry that is comprised of companies of similar size and scope provides a reliable and reasonable frame of reference for evaluating compensation programs and practices.

•	A strong emphasis on variable, performance-based pay ensures that executive compensation is aligned with the performance of the Company.

•	Significant use of equity compensation fosters a strong ownership culture that focuses on the sustainable long-term growth of the Company. This strategy is balanced by the maintenance of aggressive equity ownership guidelines for all executives.

•	The very limited use of executive perquisites and contracts ensures that the structure of the executive compensation program is comparable to that offered to the broader employee base.
      In addition, the Company employs compensation vehicles that are cost-effective and tax-efficient, and that motivate and reward executives based on annual and long-term business performance, strategic progress and the creation of stockholder value.
Determining Executive Officer Compensation
      In accordance with its responsibilities, the Committee reviews the Company’s overall corporate mission, strategy and objectives. These form the basis for establishing both corporate and business unit annual and long-term performance goals that are subject to Committee review and approval at the beginning of each year, and for executive officer performance-based compensation initiatives. Based on this review, the Committee determines the Company’s total compensation structure for the coming year, including the elements and level of compensation opportunities and the variable portion of “at risk” pay for performance and equity participation. At year-end, results and strategic progress achieved at the corporate, business unit and individual levels are assessed by the Committee, relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value. The Committee evaluates the CEO’s performance against pre-determined goals and determines and approves (together with other independent Board members) the CEO’s compensation, subject to ratification by the Board of Directors.
      In establishing the Company’s executive officer compensation structure and program, the Committee also considers:

•	Industry conditions;

•	Corporate performance relative to a selected peer group;

•	Current market data among comparable companies;

•	Current and evolving practices and trends among comparable companies; and

•	Overall effectiveness of the program in measuring and rewarding desired performance levels.
      The Committee has been assisted in this review and evaluation by an independent consulting firm retained by the Committee to serve as outside advisors in the discharge of the Committee’s responsibilities. The consultants provide data to the Committee, relative to the above-mentioned considerations, with respect to the compensation paid to any individual serving as the Chief Executive Officer and other executive officers. In setting competitive compensation levels, the Company compares itself with a peer group of companies based on several factors including revenues, net income and enterprise value, which is comprised of market capitalization and total debt. Based on this information, the Committee evaluates the reasonableness, fairness and competitiveness of the Company’s executive compensation program. The peer group used for executive compensation purposes in 2004 was similar to the former peer group used for the Performance Measurement Comparison on page 39. Due to the dramatic increases in the size and scope of the Company during 2003 and 2004 resulting from the SPA Acquisition and the DonTech Acquisition, the Company comprehensively reassessed and re-comprised its peer group for 2005 executive compensation purposes. Accordingly, for 2005, the peer groups will be exactly the same for both purposes.
Compensation Components
      The compensation program for any individual serving as the Company’s Chief Executive Officer and other executive officers is comprised of three major elements:

•	Base Salary;

•	Annual Incentive Opportunity; and

•	Long-Term Equity Incentive Opportunities.
      Base salaries are generally targeted in the mid-range of the peer group. Variable compensation (annual and long-term incentive compensation) is generally targeted at the 75th percentile of the peer group, so that total compensation is targeted above the mid-range of the peer group when performance targets are met. Actual total compensation levels will vary from year to year below and above those of the peer group based on performance relative to goals.
Base Salary:
      Salaries are established relative to the competitive marketplace at the appropriate level and reflect the individual performance and contribution of each executive officer to the business, the level of the executive’s experience and overall corporate financial circumstances. Base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months.
Annual Incentive Opportunity:
      Historically, the Committee has granted cash annual incentive awards to executive officers under the 2001 Plan. Assuming and following stockholder approval of the 2005 Plan, any annual cash incentive award to executive officers would be made by the Compensation and Benefits Committee under the 2005

Plan. Beginning in 2003, annual incentive awards contain both a cash and deferred share component. Beginning in 2004, annual incentive payouts are capped at 300% of the target award. The Committee will continue to consider granting cash annual incentive awards under the 2005 Plan (assuming and following its approval by stockholders) and may be obligated to do so under certain employment agreements. See “Director and Executive Compensation — Employment Agreements” beginning on page 36 for a description of these employment agreements.
      Each executive officer is assigned performance goals and an annual incentive award opportunity based on position responsibilities. Performance weightings vary by executive officer and include corporate performance goals and/or business unit performance goals for those executive officers who have business unit responsibilities. Beginning in 2005, the performance goals for all Named Executive Officers will be identical and will not include business unit performance goals.
      The target annual award opportunity for the Named Executive Officers range from 60% (45% in cash and 15% in deferred shares) to 100% (70% in cash and 30% in deferred shares) of base salary for the CEO. In 2004, performance goals included advertising sales, EBITDA, and earnings per share for all executive officers, and business unit level advertising sales and EBITDA for those executive officers who also had business unit responsibilities. Based on performance versus pre-established goals, awards to the Named Executive Officers with respect to 2004 ranged between approximately 140% and 180% of target for the Named Executive Officers depending upon the business unit level performance goals. The above target pay out reflects the Company’s favorable operational and financial performance during 2004. The Committee notes that management created substantial shareholder value during 2004 reflected by a 30% increase in the average stock price between 2003 and 2004 and a 48% increase in the year-end stock price for 2004 over 2003. The Committee also notes that approximately 25% to 33% of each annual incentive award will be paid in deferred shares so that each officer is properly motivated to remain with the Company and to continue to create shareholder value over the next several years.
Long-Term Incentive Equity Opportunities:
      Officers may receive stock options or stock appreciation rights to purchase the Company’s common stock and long-term performance-based stock awards. These equity opportunities are designed to align the interests of executive officers and the stockholders in the Company’s long-term growth by increasing each executive officer’s equity stake in the Company.
     •     Stock Options or SARs
      In March 2002, the Committee granted options to executive officers under the 2001 Plan. In addition, in October 2002, in connection with the SPA Acquisition and in recognition of the officers’ diligent efforts in executing this transaction, the Committee granted executive officers options under the 2001 Plan equivalent to approximately two-and-one-half times the normal annual grant, conditioned upon certain matters, including the consummation of the SPA Acquisition (“SPA founders grant”). The Committee did not make any annual grant in 2003 due to the SPA founders grant in late 2002, but commenced customary annual grants under the 2001 Plan in early 2004. In addition, in July 2004, in connection with the DonTech Acquisition and in recognition of the officers’ diligent efforts in executing this transaction, the Committee granted executive officers stock appreciation rights (SARs) under the 2001 Plan equivalent in value to approximately one-and-one-half to two (depending on the position) times the normal annual equity grant (“DonTech special grant”). Executive officers who received the DonTech special grant will not be entitled to their normal annual equity grant in early 2005. Assuming and following stockholder approval of the 2005 Plan, any award of stock options or other equity grants would be made by the Committee under the 2005 Plan. The Committee will continue to consider granting options, SARs or other forms of equity participation to executive officers under the 2005 Plan (assuming and following its approval by stockholders) and may be obligated to do so under certain employment agreements. See “Director and Executive Compensation — Employment Agreements” beginning on page 36. Values of options and SARs granted are determined as a percentage of base salary using the Black-Scholes option valuation methodology. The applicable percentage of base salary presently ranges from 110% to 250% for the Named Executive Officers. These target percentages were increased materially in 2003 when the Committee decided to no longer utilize PERS (defined below) and that going forward all long-term performance compensation would (subject to future reconsideration) be in the form of options or SARs, as well as the deferred share portion of the annual incentive described above.
     •     Long-term performance-based stock awards
      This “at risk” equity interest in the Company was historically granted to executive officers, including the Chief Executive Officer, under the Company’s Key Employees’ Performance Unit Plan (“PUP”), with such grants in the form of performance shares (“PERS”). There were no such grants made during 2002 through 2004, although payouts under prior grants were made each year during the period 2002 through 2004. As described above, the Committee has decided to no longer utilize PERS and going forward all long-term performance compensation will (subject to future reconsideration) be in the form of options or SARs under the 2005 Plan (assuming and following its approval by stockholders), as well as the deferred share portion of the annual incentive described above.
      With respect to PERS, target annual award opportunities were determined as a percent of base salary and ranged from 35% to 60% for the Named Executive Officers. Actual awards were based on performance versus objectives for each performance period. Historically, new performance cycles commenced every other year, therefore, the target award opportunity for each performance period was two times the annualized target. Award values, in dollars, were determined upon the completion of each performance period and (with limited exceptions) were converted into shares of the Company’s common stock by dividing the dollar amount of the award by the Company’s common stock price (calculated as the average of the high and low prices of the Company’s common stock on the 10 trading days subsequent to delivery of the Company’s audited financial statements to the Committee). Once converted into shares, the PERS vested and were payable in shares one-third immediately after calculation of the Company’s stock price for purposes of computing PERS, an additional one-third one year thereafter and the last one-third two years thereafter.
      It is the Committee’s policy to make stock option or SARs grants, as well as any other long-term performance-based awards, to executive officers on a discretionary basis within a guideline range that takes into account the position and responsibilities of each individual executive officer and competitive practice. Such grants reflect the relative value of the individual’s position, as well as the current performance, continuing contribution and prospective impact of executive officers, including the Chief Executive Officer, on the Company’s future success and creation of long-term stockholder value.
CEO Compensation
      Mr. Swanson received a promotional salary increase of $167,000 effective May 1, 2002 when he assumed the CEO position. He received another salary increase of $50,000 on December 16, 2002 when he assumed the Chairman’s position. Mr. Swanson received merit salary increases of $75,000 effective December 16, 2003 and $60,000 effective January 1, 2005. As outlined earlier in this report, base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months.
      Mr. Swanson’s 2004 annual incentive performance goals were based on the Company’s advertising sales, EBIDTA and earnings per share. Based on results versus these pre-established performance goals, Mr. Swanson received an award of $901,500 or 150% of his annual incentive target. Mr. Swanson’s annual target is set at 100% of base salary (70% in cash and 30% in deferred shares). Again, the above target pay out reflects the Company’s favorable operational and financial performance during 2004, as well as its creation of substantial shareholder value during the year as reflected by the 30% increase in the average stock price between 2003 and 2004 and a 48% increase in the year-end stock price for 2004 over 2003. Of his annual incentive, $270,450 or 30% was paid in deferred shares which vest over the next two years, which the Committee believes properly motivates Mr. Swanson to remain with the Company and to continue to create shareholder value over that period.

      In 2002, Mr. Swanson was granted stock options of 565,275 shares reflecting his normal annual grant, an additional grant when he assumed the CEO position and a founder’s grant as described earlier. He received no option grant during 2003. In 2004, he received an option grant of 141,800 shares and an additional 288,462 SARs in connection with the DonTech special grant. In March 2004, Mr. Swanson received a PERS award payment in shares equal to $471,159, which represents the third installment of the 1999 PERS award and the first installment of the 2001 PERS award. In March 2005, he received a PERS award payment in shares equal to $221,051, which represents the second one-third installment of the 2001 PERS award. In March 2005, Mr. Swanson also received the first installment of his deferred share portion of his 2003 annual incentive award in shares equal to $477,448.
      In establishing the various components of the CEO’s compensation, the Committee takes into account the Company’s financial performance and shareholder return relative to the peer group, the value of similar awards at peer group companies and the value of similar awards given to the CEO of the Company in prior years, in addition to the factors discussed above that it takes into account in setting compensation for all executive officers. The Committee also takes into consideration the results of a formal evaluation of the CEO’s performance, which is conducted annually, and includes the assessment and performance feedback from each non-employee director.
Tax Considerations
      As noted above, one of the Company’s objectives is to maintain cost-effective and tax efficient executive compensation programs. Code Section 162(m) limits the Company’s tax deduction to $1 million for compensation paid to any one of the Named Executive Officers identified in this Proxy Statement unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon attainment of pre-established performance goals under plans or arrangements as to which stockholders have approved certain material terms. The 2001 Plan and 2005 Plan were each designed to satisfy these requirements. The Committee’s policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining the flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.
          Compensation and Benefits Committee
          Robert Kamerschen, Chairperson
          Kenneth G. Campbell
          Barry Lawson Williams

Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions
      Messrs. Kamerschen, Campbell and Williams serve as members of the Compensation and Benefits Committee. No member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this Proxy Statement.
      Pursuant to the Certificate of Designations governing the Preferred Stock, the holders of the Preferred Stock are entitled to elect two directors to the Company’s Board of Directors, without any approval or veto right by the Company’s other stockholders. Messrs. O’Toole and Gheewalla are the GS Funds’ designees to the Board under that provision. Mr. O’Toole is the brother-in-law of Peter McDonald, a former Board member of the Company and the President and Chief Operating Officer of the Company. In addition, during 2004, Goldman Sachs Credit Partners L.P., an affiliate of The Goldman Sachs Group, Inc., participated in the financing for the DonTech Acquisition as co-documentation agent under our amended and restated credit agreement and received customary fees in connection therewith.
      Ms. Cooper is the Senior Vice President and Chief Financial Officer of IMS Health Incorporated (“IMS”). Mr. Kamerschen, who serves as chairperson of the Company’s Compensation and Benefits Committee, also serves on IMS’ compensation committee, but is not and has never been an executive officer of either company. The Board has unanimously determined that because Mr. Kamerschen is an independent director of both the Company and IMS, and the Company and IMS have no material relationship (as described further below), his service on both compensation committees in light of Ms. Cooper’s positions with IMS and the Company does not give rise to any conflict or independence concerns with respect to Mr. Kamerschen.
      In addition, as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2004, through a series of contractual provisions resulting from a series of spin-offs of various subsidiaries of The Dun & Bradstreet Corporation (“D&B”) and due to the fact that the Company is technically the successor to D&B as a result of the structure (i.e., reverse spin) of those spin-off transactions, under certain circumstances IMS may be required to provide indemnification payments to the Company and/or the Company may be required to provide certain indemnity payments to IMS with respect to certain pending legal and tax matters. However, D&B (and subsequently Moody’s Corporation agreed to be jointly and severally liable to the Company for D&B’s obligations) has contractually assumed all obligations of the Company with respect to these matters so that practically if IMS were to provide or receive indemnity payments with respect to these matters it would provide or receive such indemnity payments to or from D&B and not the Company. The Board of Directors carefully considered these matters, including advice from counsel, and has determined that Ms. Cooper and/or IMS are not affiliated persons of the Company, and that no material relationship exists between Ms. Cooper (other than in her capacity as director) and/or IMS on the one hand, and the Company on the other, that could reasonably be expected to compromise her independence from management. Hence, as set forth above under “Board of Directors — Independence and Financial Expertise Determinations,” the Board has unanimously concluded that Ms. Cooper is independent within the meaning of all applicable laws and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
      The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 4, 2005 by (i) each of the Company’s Named Executive Officers, (ii) each of the Company’s directors, (iii) all directors and executive officers of the Company as a group (both including and excluding shares beneficially owned by affiliates of The Goldman Sachs Group, Inc.) and (iv) owners of more than 5% of the outstanding shares of the Company’s common stock, including shares beneficially owned by affiliates of The Goldman Sachs Group, Inc. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company’s directors and Named Executive Officers listed below is 1001 Winstead Drive, Cary, North Carolina 27513.

	Shares of the Company’s
	Common Stock

	Amount Beneficially		Percentage
Beneficial Owners	Owned(1)		of Class(1)

David C. Swanson	582,681	(2)	1.8%
Peter J. McDonald	160,038	(3)	*
Steven M. Blondy	157,460	(4)	*
George F. Bednarz	170,756	(5)	*
Robert J. Bush	61,377	(6)	*
Kenneth G. Campbell	21,487	(7)	*
Nancy E. Cooper	7,500	(8)	*
Robert R. Gheewalla	6,682,582	(9)	17.5%
Robert Kamerschen	26,545	(10)	*
Terence M. O’Toole	6,682,582	(9)	17.5%
David M. Veit	7,850	(11)	*
Barry Lawson Williams	16,545	(12)	*
Edwina Woodbury	1,500	(13)	*
All Directors and Executive Officers as a Group (19 persons)	8,240,869	(14)	21.5%
All Directors and Executive Officers as a Group, excluding affiliates of The Goldman Sachs Group, Inc. (17 persons)	1,558,287	(15)	4.7%
The Goldman Sachs Group, Inc.	6,682,582	(16)	17.5%
85 Broad Street
New York, NY 10004
Neuberger Berman, Inc	2,714,233	(17)	8.6%
605 Third Avenue
New York, NY 10158
Lord, Abbett & Co. LLC	2,690,929	(18)	8.5%
90 Hudson Street
Jersey City, NJ 07302

*	Represents ownership of less than 1%.

(1)	The amounts and percentage of the Company’s common stock beneficially owned are reported on the basis of rules and regulations of the Securities and Exchange Commission (the “Commission”) governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 4, 2005, the Company had 31,572,110 shares of common stock outstanding. In addition, the GS Funds own 100,301 shares of the Company’s Preferred Stock and are entitled to vote these shares on an as converted basis (equivalent to 4,951,599 shares of common stock). Therefore, a total of 36,523,709 shares are entitled to vote at the Meeting. See Note (16) below.

(2)	Includes 507,761 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(3)	Includes 152,366 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(4)	Includes 150,016 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(5)	Includes 152,467 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(6)	Includes 58,862 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(7)	Includes 12,916 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(8)	Includes 3,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(9)	Includes (a) 6,667,424 shares of the Company’s common stock which may be acquired pursuant to warrants exercisable, and Preferred Stock that may be converted into common stock, as of March 4, 2005 or within 60 days thereafter, (b) 6,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter by Messrs. Gheewalla and O’Toole, (c) 9,000 deferred shares of the Company’s common stock owned by Messrs. Gheewalla and O’Toole, and (d) 158 shares of common stock beneficially owned by The Goldman Sachs Group, Inc. Messrs. Gheewalla and O’Toole hold these options and deferred shares for the benefit of The Goldman Sachs Group, Inc. and are deemed to have beneficial ownership of these shares as a result of their positions as of March 4, 2005 with Goldman Sachs & Co., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. They each disclaim beneficial ownership of all shares, except to the extent of their pecuniary interest therein, if any. See Note (16) for a discussion of the beneficial ownership of these shares by The Goldman Sachs Group, Inc.

(10)	Includes 9,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(11)	Includes 3,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(12)	Includes 6,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(13)	Includes no shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter.

(14)	Includes options to purchase 1,365,975 shares of the Company’s common stock and warrants to purchase 1,650,000 shares of the Company’s common stock held by the GS Funds, in each case that are exercisable as of March 4, 2005 or within 60 days thereafter, as well as 5,017,424 shares of common stock that could be acquired by the GS Funds as of 60 days following March 4, 2005 upon conversion of the Preferred Stock.

(15)	Excludes all shares beneficially owned by The Goldman Sachs Group, Inc., including 15,000 shares reflecting options and deferred shares granted to Messrs. Gheewalla and O’Toole by virtue of their service as directors. See Notes (9) and (16) for a discussion of all shares beneficially owned by The

Goldman Sachs Group, Inc. including those options and deferred shares issued directly to Messrs. Gheewalla and O’Toole.

(16)	The Goldman Sachs Group, Inc., Goldman Sachs & Co., the GS Funds and other affiliated entities filed a Schedule 13D/ A with the Commission on January 19, 2005. According to that Schedule 13D/ A, The Goldman Sachs Group, Inc. beneficially owned 6,625,693 shares as of January 14, 2005, with sole voting or dispositive power over 12,000 shares. The shares beneficially owned by The Goldman Sachs Group, Inc. include (a) 100,301 shares of Preferred Stock, which were convertible into 4,963,535 shares of common stock, (b) warrants to purchase 1,650,000 shares of common stock and (c) 158 shares of common stock. In addition, according to such Schedule 13D/ A as of January 14, 2005, The Goldman Sachs Group, Inc. may be deemed to beneficially own 3,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of such date or within 60 days thereafter by Messrs. Gheewalla and O’Toole, as well as 9,000 deferred shares of the Company’s common stock issued to Messrs. Gheewalla and O’Toole and outstanding as of such date. In addition to the securities reflected in that Schedule 13D/A, The Goldman Sachs Group, Inc. may be deemed to beneficially own 3,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 4, 2005 or within 60 days thereafter by Messrs. Gheewalla and O’Toole. Messrs. Gheewalla and O’Toole hold these options and deferred shares for the benefit of The Goldman Sachs Group, Inc. and are deemed to have beneficial ownership of these shares as a result of their positions as of March 4, 2005 with Goldman Sachs & Co., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. In addition, due to the stated 8% dividend on the Preferred Stock and because the Company has not paid such dividend in cash and will not pay such dividend in cash for the first or second quarters of 2005, but rather allow such dividends to accrete, within 60 days after March 4, 2005, the Preferred Stock will be convertible into 5,017,424 shares of the Company’s common stock. Accordingly, as of March 4, 2005, the Company believes that The Goldman Sachs Group, Inc. beneficially owns 6,682,582 shares of the Company’s common stock.

(17)	Based upon information furnished by Neuberger Berman, as of December 31, 2004, Neuberger Berman, Inc. has sole voting power over 142,587 shares, shared voting power over 1,938,306 shares and shared investment power over 2,714,233 shares of the Company’s common stock. With respect to the 1,938,306 shares over which Neuberger Berman, Inc. has shared voting power, Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners of these shares since they both have shared power to make decisions whether to retain or dispose of the securities. Neuberger Berman, Inc. owns 100% of each of Neuberger Berman, LLC and Neuberger Berman Management Inc. Of the 1,938,306 shares over which Neuberger Berman, Inc. has shared voting power, 1,889,000 shares are beneficially owned by Neuberger Berman Genesis Fund Portfolio. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman Genesis Fund Portfolio. The 633,340 share difference in voting and investment power is a result of clients’ accounts over which Neuberger Berman, Inc. has shared power to dispose but not vote shares.

(18)	Lord, Abbett & Co. LLC filed a Schedule 13G with the Commission on February 14, 2005 reporting that it beneficially owned 2,690,929 shares of the Company’s common stock as of December 31, 2004, with sole voting and dispositive power over all of those shares.

OTHER INFORMATION
HOW TO NOMINATE MEMBERS OF THE BOARD OF DIRECTORS
      The Company’s By-Laws provide that stockholders may nominate individuals for the Board of Directors if such nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice by prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder’s notice shall set forth all of the information described in “Board of Directors — Corporate Governance Matters” beginning on page 27.
HOW TO RAISE A MATTER AT A MEETING
      Any stockholder intending to propose any matter at the next annual meeting but not intending for the Company to include the matter in its proxy statement and proxy related to the next annual meeting must notify the Company by February 5, 2006 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company’s proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by February 5, 2006. Notices should be submitted to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.
      Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2004, except as follows: (i) Ms. Woodbury filed a Form 4 on November 4, 2004 reporting two previously unreported transactions that occurred on November 1, 2004; (ii) Messrs. Gheewalla and O’Toole, the GS Funds, The Goldman Sachs Group, Inc. and certain of their affiliates each filed Forms 4 on October 4, 2004 reporting one previously unreported transaction that occurred on September 13, 2004; and (iii) Messrs. Gheewalla and O’Toole, the GS Funds and The Goldman Sachs Group, Inc. and certain of their affiliates each filed Forms 4 on March 26, 2004 reporting one previously unreported transaction that occurred on March 19, 2004. Ms. Woodbury’s previously unreported transactions noted above related to the grant of options and/or deferred shares by the Company and did not reflect unreported market transactions. All of the transactions reported by The Goldman Sachs Group, Inc. and its affiliates related to transactions by Goldman, Sachs & Co. They did not reflect transactions by the GS Funds or by Messrs. Gheewalla or O’Toole.

DELIVERY OF ANNUAL REPORT ON FORM 10-K AND OTHER DOCUMENTS
      The Company will provide without charge a copy of (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, (ii) the Company’s Policy on Business Conduct, (iii) the Company’s Corporate Governance Guidelines and (iv) any or all of the Committee Charters referenced in the Proxy Statement, in each case to each of the Company’s stockholders of record as of March 4, 2005 and each beneficial stockholder on that date, upon receipt of a written request therefor mailed to the Company’s principal executive offices, 1001 Winstead Drive, North Carolina 27513, Attention: Investor Relations; (800) 497-6329. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date. In addition, all of these materials are also available on the Company’s website at www.rhd.com.
RETURN OF PROXY
      It is important that the accompanying proxy be returned promptly. Therefore, whether or not you plan to attend the Meeting in person, you are earnestly requested to date, sign and return your proxy in the enclosed envelope. No postage is required if mailed in the United States. Thanks for your prompt attention to this important matter.

By Order of the Board of Directors

Robert J. Bush
Vice President, General Counsel
and Corporate Secretary
March 21, 2005
Cary, North Carolina

ANNEX A
R.H. DONNELLEY CORPORATION
2005 STOCK AWARD AND INCENTIVE PLAN

R.H. DONNELLEY CORPORATION
2005 STOCK AWARD AND INCENTIVE PLAN

R.H. DONNELLEY CORPORATION
2005 STOCK AWARD AND INCENTIVE PLAN
      1. Purpose. The purpose of this 2005 Stock Award and Incentive Plan (the “Plan”) is to aid R.H. Donnelley Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.
      2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Annual Limit” shall have the meaning specified in Section 5(b).

(c) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall have the meaning defined in any employment agreement or severance agreement between the Participant and the Company or a subsidiary or affiliate then in effect or, if no such agreement is then in effect, “Cause” shall mean (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position after notice and opportunity to cure; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; (iii) an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002; or (iv) a felony conviction in a court of law under the laws of the United States or any state thereof or any other jurisdiction in which the Company or a subsidiary or affiliate conducts business which materially impairs the value of the Participant’s service to the Company or any of its subsidiaries or affiliates; provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness.

(g) “Change in Control” and related terms have the meanings specified in Section 10.

(h) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(i) “Committee” means the Compensation and Benefits Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual, in which case the term “Committee” shall refer to the Board.

(j) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 12(j).

(k) “Deferral Account” means the account established and maintained by the Company for Deferred Stock and/or deferred cash credited under Section 8. A Deferral Account shall include one or more subaccounts, including a Deferred Stock Account for forfeitable Deferred Stock under Section 8(c), a Deferred Stock Account for shares of Deferred Stock that have become nonforfeitable under Section 8(c) or that are at all times nonforfeitable under Section 8(e)(iii), and a Deferred Cash Account described in Section 8(e)(iv). The Deferral Account and subaccounts, and Deferred Stock and deferred cash credited thereto, will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.

(l) “Deferred Stock” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

(m) “Disability” means, with respect to a non-employee director, termination of service as a director of the Company due to a physical or mental incapacity of long duration which renders the Participant unable to perform the duties of a director of the Company.

(n) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(o) “Effective Date” means the effective date specified in Section 12(p).

(p) “Eligible Person” has the meaning specified in Section 5(a).

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(r) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the average of the high and low sales prices per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day immediately preceding the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported. Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR shall conform to requirements under Code Section 409A.

(s) “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A

Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs exercisable for Stock, and Restricted Stock will be Non-409A Awards unless otherwise expressly specified by the Committee.

(t) “Full-Value Award” means Awards relating to Stock other than (i) Options and SARs that are treated as exercisable solely for Stock under applicable accounting rules and (ii) Awards for which the Participant pays the intrinsic value directly or by forgoing a right to receive a cash payment from the Company; provided, however, that the Committee may designate any Option or SAR (including those previously granted but excluding any ISO) as “Full-Value Awards” for purposes of the Plan. References to a “Full-Value Award” under a Preexisting Plan mean an award of a type that would be a Full-Value Award if granted under the Plan.

(u) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(v) “Option” means a right, granted under this Plan, to purchase Stock.

(w) “Option Valuation Methodology” means the method for determining the number of shares to be subject to Options, and the exercise price thereof, granted in payment of Retainer Fees under Section 8(e)(ii).

(x) “Other Director Compensation” means fees payable to a director in his or her capacity as such, other than Retainer Fees, for attending meetings and other service on the Board and Board committees or otherwise.

(y) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(z) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(aa) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

(bb) “Plan Year” means, with respect to a non-employee director, the period commencing at the time of election of the director at an annual meeting of shareholders (or the election of a class of directors if the Company then has a classified Board of Directors), or the director’s initial appointment to the Board if not at an annual meeting of shareholders, and continuing until the close of business of the day preceding the next annual meeting of shareholders.

(cc) “Preexisting Plans” means each of the following Company plans: The 2001 Stock Award and Incentive Plan, the 1991 Key Employees’ Stock Option Plan, as amended and restated; the Key Employees’ Performance Unit Plan, as amended and restated; and the 1998 Directors’ Stock Plan, as amended and restated.

(dd) “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(ee) “Retainer Fees” means annual Board and chair retainer fees payable to a director in his or her capacity as such for service on the Board and Board committees.

(ff) “Retirement” means, with respect to a non-employee director, termination of service as a director of the Company at or after age 65.

(gg) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(hh) “Stock” means the Company’s Common Stock, par value $1.00 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 12(c).

(ii) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

(jj) “Valuation Date” shall mean the close of business on the last business day of each calendar quarter and, in the case of any final distribution from a Participant’s Deferred Cash Account (described in Section 8(f)(ii)), the day preceding such distribution.
      3. Administration.
      (a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 12(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors (the functions of the Committee with respect to other aspects of non-employee director awards is not exclusive to the Board, however).
      (b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent (i) that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, and (ii) permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law.
      (c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
      4. Stock Subject To Plan.
      (a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) five million shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the 2001 Stock Award and Incentive Plan plus (iii) the number of shares subject to awards under the Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above. The shares available under this Section 4(a) shall consist of two designated “share pools,” of which one (“Pool 1”) shall be available for Full-Value Awards and the other (“Pool 2”) shall be available for Awards relating to Stock that are not Full-Value Awards. Pool 1 shall consist of 3.75 million shares plus shares added to Pool 1 under clause (iii) above, and Pool 2 shall consist of all other shares available under the Plan; provided, however, that the Committee may increase Pool 1 above its existing limit by reducing the shares available in Pool 2 by four shares for each share added to Pool 1 (which shall have the net effect of reducing the total number of shares available under the Plan). The total number of shares available and the shares designated for Pool 1 and Pool 2 are subject to adjustment as provided in Section 12(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.
      (b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). For purposes of Pool 1, shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that a Full-Value Award under the Plan or a Preexisting Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will be available under the Plan and Pool 1; and (ii) shares that are withheld from such an award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered to the Participant and will be available under the Plan and Pool 1. The Committee may determine that Full-Value Awards may be outstanding that relate to more shares than the aggregate remaining available under Pool 1 so long as such Awards will not in fact result in delivery and vesting of shares in excess of the number then available under Pool 1. For purposes of Pool 2, shares shall be counted against those reserved to the full extent of the shares underlying the non-Full-Value Award under the Plan or a Preexisting Plan, except that, to the extent such a non-Full-Value Award expires or is forfeited, the shares retained by the Company will be available again under the Plan and Pool 2. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate combines, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan.
      (c) Run Rate Limitation in 2005-2007. During the three fiscal years beginning with 2005, the “run rate” for equity-related awards shall not exceed 2.34% per year as an average over the three-year period. For this purpose, the “run rate” is determined as (i) the number of shares of Stock underlying Options, SARs, and similar awards for which the Participant pays the intrinsic value directly or by forgoing a right to receive a cash payment from the Company plus four times the number of shares underlying other equity-related awards (including Restricted Stock and Deferred Stock) divided by (ii) the number of shares outstanding at the beginning of the fiscal year. “Equity-related awards” means awards that can result in the delivery of shares of Stock under the Plan and any other Company “equity compensation plan” as such term is defined in Section 303A.08 of the New York Stock Exchange Listed Company Manual, excluding plans assumed in acquisitions, qualified employee stock purchase plans, and plans qualified under Section 401 of the Code.

      5. Eligibility; Per-Person Award Limitations.
      (a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an employee of the Company or any subsidiary or affiliate, including any executive officer or non-employee director of the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, are eligible for grants of substitute awards granted in assumption of or in substitution for such outstanding awards previously granted under the Plan in connection with such acquisition or combination transaction.
      (b) Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) or 6(h) relating to up to his or her Annual Limit (such Annual Limit to apply separately to the type of Award authorized under each specified subsection, except that the limitation applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award). A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal one million shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 12(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation 1.162-27(e)(4)), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Eligible Person’s Annual Limit, which for this purpose shall equal $5 million plus the amount of the Eligible Person’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.
      6. Specific Terms Of Awards.
      (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 12(e) and 12(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant, terms requiring forfeiture of Awards and gains realized upon exercise, vesting or settlement of Awards in cases in which the Participant engages in conduct harmful to the Company, and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 12(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

      (b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 9(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines may be granted with an exercise price per share of Stock other than as required above.

(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 12(k)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise, if such withholding or withholding feature will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.
      (c) Stock Appreciation Rights. The Committee is authorized to grant SAR’s to Participants on the following terms and conditions:

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change in Control Price, as defined under Section 10(e) hereof) over (B) the grant price of the SAR, which shall be determined by the Committee but which in any event shall be not less than the Fair Market Value of a share of Stock on the date of grant of the SAR, subject to Section 9(a).

(ii) Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award (cash SARs will in all cases be 409A Awards). Limited SARs that may only be exercised in connection with a Change in Control or termination of service following a Change in Control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

      (d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
      (e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(i) Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes. Deferred Stock subject to a risk of forfeiture may be called “restricted stock units” or otherwise designated by the Committee.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.
      (f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.
      (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.
      (h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).
      (i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7. A Performance Award denominated in shares constitutes an Award authorized under Section 6(b) — (h) to which performance conditions have been attached.
      7. Performance Awards, Including Annual Incentive Awards.
      (a) Performance Awards Generally. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).
      (b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).
      (i) Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.
      (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) advertising sales (either calendar cycle or publication cycle basis) or other sales or revenue measures; (2) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, (3) net income or net income per common share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic profit or value created; (8) operating margin; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, operating goals, cost targets, customer satisfaction, employee satisfaction, human resources management , supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Performance goals based upon these business criteria may be based upon generally accepted accounting principles (“GAAP”) or may be non-GAAP measures, and in either case may be adjusted for purchase accounting impacts related to acquisitions and other extraordinary, non-recurring or unusual events or accounting treatments.
      (iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.
      (iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with

Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.
      (v) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.
      (c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).
      (i) Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.
      (ii) Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event prior to the end of a performance period or settlement of such Annual Incentive Award.
      (d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a

Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.
      8. Non-Employee Director Awards. Options, Deferred Stock, Restricted Stock and other Awards (which other Awards, if granted, will be governed by Sections 6 and 7 of this Plan) shall be granted to non-employee directors of the Company or a subsidiary or an affiliate in accordance with policies established from time to time by the Board specifying the classes of non-employee directors to be granted such Awards, the number of shares to be subject to each Award, and the time or times at which such Awards shall be granted. All Options granted to non-employee directors shall be non-qualified stock options and shall be Non-409A Awards. The foregoing notwithstanding, the aggregate number of shares that may be delivered in connection with Awards granted to non-employee directors shall be five percent of the total reserved under the Plan, and in each calendar year a non-employee director may be granted Awards relating to no more than 6,000 shares, subject to adjustment as provided in Section 11(c).
      (a) Initial Policy — Option Grants. The initial policy with respect to Options granted under this Section 8(a), effective as of the Effective Date and continuing until modified or revoked by the Board from time to time, shall be as follows:

(i) Initial Grants. At the date of a person’s initial election or appointment as a member of the Board after the Effective Date, such person, if he or she is a non-employee director of the Company eligible to participate upon such election or appointment, shall be granted an Option to purchase 1,500 shares of Stock, subject to adjustment as provided in Section 12(c). At the Effective Date, each person who is a non-employee director of the Company eligible to participate at that date shall be granted an Option to purchase 1,500 shares of Stock, subject to adjustment as provided in Section 12(c).

(ii) Annual Grants. At the date of each annual meeting of shareholders following the Effective Date at which a director is elected or reelected as a member of the Board (or at which members of another class of directors are elected or reelected, if the Company then has a classified Board), such director, if he or she is a non-employee director of the Company eligible to participate at that date and if he or she has not been granted an Option under this Section 8(a) previously during the same calendar year, shall be granted an Option to purchase 1,500 shares of Stock, subject to adjustment as provided in Section 12(c).
      (b) Terms of Options Granted Under Section 8(a). Each Option granted under Section 8(a) shall be subject to the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be equal to 100% of the Fair Market Value of Stock on the date of grant of the Option, subject to Section 9(a).

(ii) Option Term. Each Option shall expire not later than ten years after the date of grant, or such earlier date as the Option may no longer be exercised and cannot, by its terms, thereafter become exercisable. For options granted under the initial policy, the stated expiration date shall be seven years after the date of grant.

(iii) Vesting and Exercisability. The Board may establish terms regarding the times at which Options shall become vested and exercisable. Unless otherwise determined by the Board, an Option granted under this Section 8(a) and not previously forfeited shall vest and become exercisable by a Participant as to one-third of the number of shares subject to the Option at the close of business on the day preceding each of the three annual meetings of shareholders following the date of grant of the Option, rounded to the nearest number of whole shares. The foregoing notwithstanding, an Option not previously forfeited shall vest and become exercisable on an accelerated basis upon a Change in Control or upon the termination of the Participant’s service as a director due to death, Disability or Retirement. Unless otherwise determined by the Board, an Option will cease to vest and become exercisable upon the termination of the Participant’s service prior to a Change in Control for any reason other than death, Disability or Retirement, and such portion that has not vested and become exercisable at the time of such termination shall be forfeited.

(iv) Payment. The exercise price of an Option shall be paid to the Company either in cash or by the surrender of Stock, or any combination thereof, or in such other form or manner as may be consistent with Section 6(b)(ii).

      (c) Initial Policy — Grant of Deferred Stock and Restricted Stock. The initial policy with respect to Awards granted under this Section 8(c), effective as of the Effective Date and continuing until modified or revoked by the Board from time to time, shall be as follows:

(i) Initial Grant. At the date of a person’s initial election or appointment as a member of the Board after the Effective Date, such person, if he or she is a non-employee director of the Company eligible to participate upon such election or appointment, shall be granted 1,500 shares of Deferred Stock, subject to adjustment as provided in Section 12(c). At the Effective Date, each person who is a non-employee director of the Company eligible to participate at that date shall be granted 1,500 shares of Deferred Stock, subject to adjustment as provided in Section 12(c).

(ii) Annual Grants. At the date of each annual meeting of shareholders following the Effective Date at which a director is elected or reelected as a member of the Board (or at which members of another class of directors are elected or reelected, if the Company then has a classified Board), such director, if he or she is a non-employee director of the Company eligible to participate at that date and if he or she has not been granted Deferred Stock or Restricted Stock under Section 8(c) previously during the same calendar year, shall be granted 1,500 shares of Deferred Stock, unless the director has elected (at the time elections are required to be filed under Section 8(e)(i)) to receive such grant in the form of an equal number of shares of Restricted Stock. The number of shares subject to such annual grants shall be subject to adjustment as provided in Section 12(c).
      (d) Terms of Deferred Stock and Restricted Stock Granted Under Section 8(c). Deferred Stock granted under Section 8(c) shall be subject to the terms and conditions of Deferred Stock specified in Sections 8(f)(i), (ii), and (iii), unless otherwise determined by the Board. Deferred Stock and Restricted Stock granted under this Section 8(c) shall also be subject to the following additional terms and conditions:

(i) Vesting and Forfeiture. The Board may establish terms regarding the times at which Deferred Stock and Restricted Stock shall become vested and non-forfeitable. Unless otherwise determined by the Board, an Award granted under Section 8(c) and not previously forfeited shall become vested and non-forfeitable as to one-third of the number of shares of Deferred Stock or Restricted Stock at the close of business on the day preceding each of the three annual meetings of shareholders following the date of grant of such Award, rounded to the nearest number of whole shares. The foregoing notwithstanding, an Award of Deferred Stock or Restricted Stock not previously vested or forfeited shall vest and become non-forfeitable on an accelerated basis upon a Change in Control or upon the termination of the Participant’s service as a director due to death, Disability or, in the case of Deferred Stock, Retirement. Unless otherwise determined by the Board, an Award of Deferred Stock or Restricted Stock not previously vested or forfeited will cease to vest and will be forfeited upon the termination of the Participant’s service prior to a Change in Control for any reason other than death, Disability or, in the case of Deferred Stock, Retirement.

(ii) Deferred Stock Credited as a Result of Dividend Equivalents. Unless otherwise determined by the Board, Deferred Stock credited as a result of Dividend Equivalents under Section 8(f)(i) shall be subject to the same terms, including risk of forfeiture, as the Deferred Stock with respect to which the dividend equivalents were credited.

(iii) Dividends on Restricted Stock. Unless otherwise determined by the Board, dividends on Restricted Stock declared and paid prior to the lapse of the risk of forfeiture on such Restricted Stock shall be automatically deemed to be reinvested in additional shares of Restricted Stock, which shall be subject to the same terms, including risk of forfeiture, as the Restricted Stock on which the dividend was paid.

(iv) Awards Nontransferable. Deferred Stock and Restricted Stock shall be nontransferable by the Participant at any time that the Award remains subject to a risk of forfeiture.

      (e) Options Granted in Payment of Fees and Deferral of Fees in Deferred Stock and Deferred Cash. Each non-employee director of the Company may elect, in accordance with Section 8(e)(i), to be paid Retainer Fees in the form of Options (or, if so determined by the Committee, stock SARs with terms qualifying such Awards as 409A Awards) under Section 8(e)(ii) or to defer receipt of Retainer Fees and Other Director Compensation in the form of Deferred Stock under Section 8(e)(iii) or deferred cash under Section 8(e)(iv).

(i) Elections. A director shall elect to participate and the terms of such participation by filing an election with the Company prior to the beginning of the calendar year in which a Plan Year commences (Plan Years generally begin at each annual meeting of shareholders or, in the case of a new director, upon initial appointment).
      (A) Effect and Irrevocability of Elections. Elections shall be deemed continuing, and therefore applicable to Plan Years after the initial Plan Year covered by the election, until the election is modified or superseded by the Participant. Elections relating to a specified Plan Year shall become irrevocable at the commencement of the calendar year in which the Plan Year commences. Elections may be modified or revoked by filing a new election prior to the time the election to be modified or revoked has become irrevocable. The latest election filed with the Board shall be deemed to revoke all prior inconsistent elections that remain revocable at the time of filing of the latest election.
      (B) Matters To Be Elected. The Company will provide a form of election which will permit a director to make appropriate elections with respect to all relevant matters under this Section 8.
      (C) Prior Elections under the 2001 Stock Award and Incentive Plan. The deferral features of the Plan for non-employee directors represent a continuation of the similar deferral features under the 2001 Stock Award and Incentive Plan. Accordingly, elections filed under the 2001 Stock Award and Incentive Plan shall be given effect for purposes of the Plan; provided, however, that with respect to deferrals to be given effect in 2005, notwithstanding other provisions of this Section 8, elections filed by non-employee directors on or before March 15, 2005 shall be deemed validly filed and effective, in accordance with Question 21 under IRS Notice 2005-1.

(ii) Options Granted in Payment of Retainer Fees. A Participant who has elected to be paid a specified amount of Retainer Fees in the form of Options shall be granted, at the close of business on the day the Participant’s Plan Year commences, an Option to purchase the number of whole shares of Stock determined in accordance with the Option Valuation Methodology specified by the Board. Each Option granted under this Section 8(e)(ii) shall be subject to the following terms and conditions:

(A) Option Valuation Methodology. The Board shall determine, prior to the calendar year in which the Plan Year commences, the Option Valuation Methodology which will be used to determine the number of Options granted and the Option exercise price. The Option Valuation Methodology may be based upon a valuation of the Option, a discounting of the aggregate exercise price of the Options by the amount of Retainer Fees to be paid in the form of Options, or such other methodology as may be deemed reasonable for purposes of this Section 8(e)(ii).

(B) Option Term. Each Option will expire at a date specified by the Board, which shall not be later than ten years after the date of grant; provided, however, that, unless otherwise determined by the Board, any portion of an Option that is not yet exercisable as of the date a Participant ceases to serve as a director for any reason will expire at the date such service ceases.

(C) Vesting and Exercisability. Unless otherwise determined by the Board, each Option will vest and become exercisable as to 25% of the underlying shares on the June 30, September 30, December 31, and March 31 following the date of grant; provided, however, that, in the case of a

Plan Year which begins on or after June 30 and before September 30, the vesting percentage shall be 33%, and in the case of a Plan Year which begins on or after September 30 and before December 31, the vesting percentage shall be 50%; and provided further, that an Option will become fully vested and exercisable at the close of business on the last day of the Plan Year in which it was granted. The number of shares as to which the Option becomes vested and exercisable will be rounded to the nearest whole number. The foregoing notwithstanding, (i) upon a Change in Control a Participant’s Option not previously forfeited shall vest and become exercisable in full, and (ii) upon termination of the Participant’s service as a director due to death, Disability, or Retirement, that portion of the Option which would become vested and exercisable on the last day of the calendar quarter in which such death, Disability, or Retirement occurred will become immediately vested and exercisable.

(D) Exercise Price. The exercise price per share of Stock purchasable under an Option will be 100% of the Fair Market Value of the underlying shares. The exercise price of an Option shall be paid to the Company either in cash or by the surrender of Stock, or any combination thereof, or in such other form or manner as then may be permitted under Section 6(b)(ii).

(E) Changes in Fees; Changes in Service as a Committee Chair. If the amount of Retainer Fees is increased during a Plan Year, or if a Director is appointed chair of a Board committee such that an additional Retainer Fee is payable during a Plan Year, such increased or additional fees will not be paid in the form of Options. If a Director has been granted an Option in respect of a Plan Year in payment of Retainer Fees which included committee-related fees for service as chair or a member of any Board committee, and during such Plan Year he or she ceases such service but remains on the Board, the Option will expire in part at the time such service ceases, to the extent of that portion of the Option which is not yet exercisable multiplied by a fraction the numerator of which is the amount of committee-related fees included in such Retainer Fees and the denominator of which is the total amount of such Retainer Fees.

(F) Effect of Code Section 409A. If the Options granted under this Section 8(e)(ii) would not qualify as Non-409A Options, the Board may substitute for such Options 409A Awards in the form of Stock SARs, which shall include terms that provide for distribution acquisition of Deferred Stock upon exercise and a distribution of the Deferred Stock at the expiration date of the Stock SAR, with the valuation of the Stock SAR determined taking into account its mandatory deferral terms.

(iii) Deferral of Retainer Fees and Other Director Compensation in the Form of Deferred Stock. If a Participant has elected to defer receipt of a specified amount of Retainer Fees or Other Director Compensation in the form of Deferred Stock, a number of shares of Deferred Stock shall be credited to the Participant’s Deferred Stock Account, as of the date such Retainer Fees or Other Director Compensation otherwise would have been payable to the Participant but for such election to defer, equal to (i) such amount otherwise payable divided by (ii) the Fair Market Value of a share of Stock at that date. Deferred Shares credited under this Section 8(e)(iii) shall be subject to the terms and conditions of Deferred Stock specified in Sections 8(f)(ii), (iii) and (iv). The right and interest of each Participant in Deferred Stock credited to the Participant’s Deferred Stock Account under this Section 8(e)(iii) at all times will be nonforfeitable.

(iv) Deferral of Retainer Fees and Other Director Compensation in the Form of Deferred Cash. If a Participant has elected to defer receipt of a specified amount of Retainer Fees or Other Director Compensation in the form of deferred cash, an amount equal to such specified amount shall be credited to the Participant’s Deferred Cash Account as of the date such Retainer Fees or Other Director Compensation otherwise would have been payable to the Participant but for such election to defer. Each Participant shall be entitled to direct the manner in which his or her Deferred Cash Account will be deemed to be invested, selecting among the same investment alternatives (other than Company common stock) as are offered from time to time to participants in the Company’s Deferred

Compensation Plan. The right and interest of each Participant relating to his or her Deferred Cash Account at all times will be nonforfeitable.

(v) Cessation of Service as a Director. If any Retainer Fee or Other Director Compensation otherwise subject to an election would be paid to a Participant after he or she has ceased to serve as a director, such payment shall not be subject to deferral under this Section 8(e), but shall instead be paid in accordance with the Company’s regular non-employee director compensation policies.

      (f) Other Terms of Deferral Accounts.
      (i) Dividend Equivalents on Deferred Stock. Dividend Equivalents will be credited on Deferred Stock credited to a Participant’s Deferred Stock Account(s) as follows:

(A) Cash and Non-Share Dividends. If the Company declares and pays a dividend on Stock in the form of cash or property other than shares of Stock, then a number of additional shares of Deferred Stock shall be credited to a Participant’s Deferred Stock Account(s) as of the payment date for such dividend equal to (i) the number of shares of Deferred Stock credited to the respective Account as of the record date for such dividend, multiplied by (ii) the amount of cash plus the Fair Market Value of any property other than shares actually paid as a dividend on each share at such payment date, divided by (iii) the Fair Market Value of a share of Stock at such payment date.

(B) Share Dividends and Splits. If the Company declares and pays a dividend on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional shares of Deferred Stock shall be credited to the Participant’s Deferred Stock Account(s) as of the payment date for such dividend or forward Stock split equal to (i) the number of shares of Deferred Stock credited to the respective Account as of the record date for such dividend or split multiplied by (ii) the number of additional shares actually paid as a dividend or issued in such split in respect of each share of Stock.

(ii) Reallocation of Accounts. A Participant may allocate amounts credited to his or her Deferred Cash Account to one or more of the investment vehicles authorized under the Company’s Deferred Compensation Plan. Subject to the rules established by the Board and subject to the provisions of this Section 8(f), a Participant may reallocate amounts credited to his or her Deferred Cash Account as of the Valuation Date following the Participant’s election, to one or more of such investment vehicles, by filing with the Company a notice, in such form, and in accordance with such procedures, as the Board shall determine from time to time. The Board may, in its discretion, restrict allocation into or reallocation by specified Participants into or out of special investment vehicles or specify minimum or maximum amounts that may be allocated or reallocated by Participants. Notwithstanding the foregoing, a Participant shall have no right to have amounts credited as cash to the Participant’s Deferred Cash Account reallocated or switched to his or her Deferred Stock Account or amounts credited to the Participant’s Deferred Stock Account reallocated or switched to his or her Deferred Cash Account, except as may be permitted by the Board.

(iii) Elections as to Settlement. Each Participant’s election under Section 8(e)(i) shall specify the time or times at which the Participant’s Deferral Account will be settled, which may be a fixed date or a date at or following the Participant’s termination of service as a director of the Company, and whether distribution will be in a single lump sum or in a number of annual installments not exceeding ten (or such other number as may be determined by the Board); provided, however, that, if no valid election has been filed as to the time of settlement of a Participant’s Deferral Account or any portion thereof, such Deferral Account or portion thereof shall be distributed in a single lump sum on the first business day of the year following the year in which the Participant ceases to serve as a director. If installments are elected, such installments must be annual installments (unless otherwise permitted by the Company and validly elected in the Participant’s deferral election form, commencing not later than the first year following the year in which the Participant ceases to serve as a director

(on such annual installment date as may be specified in such election form) and extending over the period elected by the Participant (not to exceed ten years).

      (A) Matters Covered by Election. Subject to the terms of the Plan, the Company shall determine whether all deferrals under the Plan must be subject to a single election as to the time or times of settlement, or whether settlement elections may relate to a specified sub-account (i.e., the Deferred Stock Account or the Deferred Cash Account) and/or deferrals in a specified Plan Year. If the Company permits elections to relate to a specified Plan Year, such election shall apply to the amounts originally credited to the specified sub account in respect of such Plan Year and to any additional amounts credited as Dividend Equivalents or interest or earnings in respect of such originally credited amounts and previously credited additional amounts.
      (B) Modifying Elections. A Participant may modify a prior election as to the time at which a Participant’s Deferral Account (including a specified sub account) will be settled in accordance with Code Section 409A(a)(4)(C), subject to such additional requirements as may be specified by the Company. Such modification shall be made by filing a new election with the Company.
      (v) Election Forms. Elections under the Plan shall be made in writing on such form or forms as may be specified from time to time by the Board.
      (vi) Statements. The Company will furnish statements to each Participant reflecting the amount credited to a Participant’s Deferral Account, transactions therein, and other related information no less frequently than once each calendar year.
      (vii) Fractional Shares. The Company may specify a reasonable method to account for fractional shares of Deferred Stock, which may include rounding downward or upward to eliminate such fractional shares at each crediting date.
      (g) Settlement of Deferral Accounts. The Company will settle a Participant’s Deferral Account by making one or more distributions to the Participant (or his or her Beneficiary, following Participant’s death) at the time or times, in a lump sum or installments, as specified in the Participant’s election filed in accordance with Section 8(e)(i) and 8(f)(iv); provided, however, that a Deferral Account will be settled at times earlier than those specified in such election in accordance with Sections 8(g)(ii), (iii), and (iv).
      (i) Form of Distribution. Distributions in respect of a Participant’s Deferred Stock Account shall be made only in shares of Stock, together with cash in lieu of any fractional share remaining at a time that less than one whole share of Deferred Stock is credited to such Deferred Stock Account. Shares may be delivered in certificate form to a Participant (or his or her Beneficiary) or to a nominee for the account of the Participant (or his or her Beneficiary), or in such other manner as the Board may determine. Distributions in respect of a Participant’s Deferred Cash Account shall be made only in cash.
      (ii) Death. If a Participant ceases to serve as a director due to death or dies prior to distribution of all amounts from his or her Deferral Account, the Company shall make a single lump-sum distribution to the Participant’s Beneficiary. Any such distribution shall be made on the 60th day following formal notification to the Company of the Participant’s death.
      (iii) Unforeseeable Emergency and Other Payments. Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Board determines that the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), the Board shall direct the payment to the Participant of all or a portion of the balance of a Deferral Account (to the extent of then vested amounts) in accordance with Section 409A(a)(2)(B)(ii).
      (iv) Change in Control. In the event of a Change in Control which also constitutes a 409A Ownership/Control Change, payments in settlement of any Deferral Account (including a Deferral Account with respect to which one or more installment payments have previously been made) shall be made on the date fifteen (15) business days following such 409A Ownership/ Control Change.

      9. Certain Provisions Applicable To Awards.
      (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Section 12(k), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.
      (b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.
      (c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Section 12(k)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Section 12(k). Subject to Section 12(k), installment or deferred payments may be required by the Committee (subject to Section 12(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).
      (d) Limitation on Vesting of Certain Awards. Subject to Section 8, Restricted Stock will vest over a minimum period of three years except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances. The foregoing notwithstanding, (i) Restricted Stock as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances, and (ii) up to 5% of the shares of Stock authorized under the Plan may be granted as Restricted Stock without any minimum vesting requirements. For purposes of this Section 9(d), (i) a performance period that precedes the grant of the Restricted Stock will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.
      10. Change in Control.
      (a) Effect of “Change in Control” on Non-Performance Based Awards. In the event of a “Change in Control,” the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 10(b), unless otherwise provided by the Committee in the Award document:

(i) In the case of Non-409A Awards, to the extent permitted without causing the Award to become subject to Code Section 409A:

(A) All forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to vesting or other conditions, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 12(a);

(B) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant other than a termination for Cause, subject only to applicable restrictions set forth in Section 12(a); and

(C) The Committee may, in its discretion, during the 60-day period immediately following the Change in Control, cancel an outstanding Option of SAR or permit the Participant to elect to surrender the outstanding Option or SAR in exchange for a cash payment equal to the excess of the Change in Control Price over the exercise price of such Option or grant price of such SAR, multiplied by the number of shares of Stock covered by such Option or SAR, and, with respect to other types of Awards denominated in shares, to cancel such an Award or permit the Participant to elect to surrender the Award in exchange for a cash payment equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(ii) In the case of 409A Awards, if and to the extent permitted under Code Section 409A (for this purpose, if Section 409A would permit any of the following events to occur following 409A Ownership/Control Change but not otherwise, such event shall occur only if a Change in Control also constitutes a 409A Ownership/Control Change):

(A) All deferral of settlement, forfeiture conditions and other restrictions applicable to an unvested Award granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant (if permitted under Section 409A) and subject to applicable restrictions set forth in Section 12(a);

(B) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant other than a termination for Cause, subject only to applicable restrictions set forth in Section 12(a); and

(C) The Committee may, in its discretion, during the 60-day period immediately following the Change in Control, provide for the cancellation of an outstanding Option of SAR or permit the Participant to elect to surrender the outstanding Option or SAR in exchange for a cash payment equal to the excess of the Change in Control Price over the exercise price of such Option or grant price of such SAR multiplied by the number of shares of Stock covered by such Option or SAR, and, with respect to other types of Awards denominated in shares, to cancel such an Award or permit the Participant to elect to surrender the Award in exchange for a cash payment equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award.
      (b) Effect of “Change in Control” on Performance-Based Awards. In the event of a “Change in Control,” with respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent so provided by the Committee in the Award document governing such Award or other agreement with the Participant, to the maximum extent permitted under Section 409A in the case of 409A Awards.
      (c) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i) Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “20% Beneficial Owner.” For purposes of this provision, a “20% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding voting securities; provided that the term “20% Beneficial Owner” shall not include any person who, at all times following such an acquisition of securities, remains eligible to file a Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act, or remains exempt from filing a Schedule 13D under Section 13(d)(6)(b) of the Exchange Act, with respect to all classes of Company voting securities; and provided further, that a person who is a “Purchaser” as defined in Amendment No. 2, dated as of September 21, 2002, to the Rights Agreement, dated as of October 27, 1998, as amended through the Effective Date, by and between the Company and The Bank of New York, as successor Rights Agent (the “Rights Agreement”), or who acquires beneficial ownership of Stock from a “Purchaser” as a result of a transfer of Preferred Shares and/or Warrants pursuant to and in accordance with Section 4.10 of the Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, shall not be deemed a 20% Beneficial Owner hereunder unless such person constitutes an “Acquiring Person” under the Rights Agreement as in effect at the Effective Date;

(ii) During any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof;

(iii) The shareholders of the Company have approved a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 60% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or a subsidiary thereof; and provided further, that, if consummation of the corporate transaction referred to in this Section 10(c)(iii) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied;

(iv) The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this Section 10(c)(iv) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; and

(v) any other event which the Board of Directors of the Company determines shall constitute a Change in Control for purposes of this Plan.
      (d) Definition of “409A Ownership/Control Change.” A “409A Ownership/Control Change” shall be deemed to have occurred if a Change in Control occurs which constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v).
      (e) Definition of “Change in Control Price.” The “Change in Control Price” means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Company, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.
      (f) Termination of Employment After Change in Control Negotiations Have Commenced. For purposes of this Section 10, a termination of a Participant’s employment by the Company without Cause after the commencement of negotiations with a potential acquirer or business combination partner will be deemed to be a termination of employment immediately after a Change in Control if such negotiations result in a transaction constituting a Change in Control within 24 months of the commencement date of such negotiations.
      11. Additional Award Forfeiture Provisions.
      (a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 11(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant and otherwise is not forfeitable in the event of any termination of service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral) that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

      (b) Events Triggering Forfeiture. The forfeitures specified in Section 11(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate and resulting in his or her termination of employment, or during the one-year period following termination of such employment:

(i) The Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, or a telephone company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 11(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii) The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii) The Participant fails to cooperate with the Company or any subsidiary or affiliate in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.
      (c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 11 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 11(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 11(a) and 11(b).
      (d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.
      12. General Provisions.
      (a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 12(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.
      (b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
      (c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate and, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including the number of shares available in Pool 1 and Pool 2, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 and Section 8 and the calculated annual run-rate limitation under Section 4(c), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.
      (d) Tax Provisions.
      (i) Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.
      (ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.
      (iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

      (e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant). Without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.
      (f) Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 11(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 12(f).
      (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
      (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.
      (i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
      (j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of

Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.
      (k) Certain Limitations on Awards to Ensure Compliance with Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A, and any distribution subject to Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i).
      (l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.
      (m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the Award otherwise will have appropriate terms that advance the purposes of the Plan. An Award may be modified under this Section 12(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.
      (n) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

      (o) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
      (p) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal). Upon such approval of the Plan by the stockholders of the Company, no further awards shall be granted under the Preexisting Plans, but any outstanding awards under the Preexisting Plans shall continue in accordance with their terms. Any elections made by non-employee directors and their respective Deferral Accounts established pursuant to the 1998 Directors’ Stock Plan or 2001 Stock Award and Incentive Plan shall continue as if made or established pursuant to the Plan until any such election is changed by such Participant in accordance with the provisions of this Plan. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

ANNEX B
R.H. DONNELLEY CORPORATION
BOARD OF DIRECTORS
AMENDED AND RESTATED
AUDIT AND FINANCE COMMITTEE CHARTER
Purpose
      The primary purpose of the Audit and Finance Committee (the “Committee”) is to:

(A)	assist the Board of Directors (the “Board”) of R.H. Donnelley Corporation (the “Company”) in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors;

(B)	prepare an audit committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement; and

(C)	oversee the Company’s financial reporting process, risk assessment and risk management processes, systems of internal control, internal and independent audit processes, and the Company’s process for monitoring compliance with laws and regulations and the Policy on Business Conduct and other Company policies.
Composition
      The Board (or any other Committee pursuant to delegated authority) shall appoint (and remove) all members and the Chair of the Committee. The Committee shall consist of at least three members, each of whom has been determined by the Board to meet the independence, financial literacy and experience/expertise requirements of the SEC and The New York Stock Exchange (“NYSE”), as implemented by the Board. In addition, at least one member shall be required to possess “accounting or related financial management expertise” (within the meaning of NYSE listing standards) and be qualified in order to be designated by the Board as an “audit committee financial expert” (within the meaning of applicable SEC rules). If any Committee member serves on three or more other audit committees of public companies, then the Board must consider and determine whether or not such other service would impair such member’s effectiveness in his or her service to the Company’s Audit & Finance Committee and publicly disclose such determination.
Meetings
      The Committee shall schedule at least four regular meetings per year, which ordinarily would correspond to the fiscal quarters and applicable financial reporting schedule of the Company. At any meeting of the Committee a Secretary, designated by the Committee members, shall keep minutes. The Committee Chair or a majority of members of the Committee may call meetings of the Committee at any time. The Chair of the Committee will chair all meetings of the Committee at which he or she is present. The Chair, or in his or her absence, the Chairman of the Board, shall appoint another independent member of the Committee to serve as Chair at any meeting at which the Committee Chair is not present. The Chair shall be responsible to set the agendas for Committee meetings, although all members are welcome to submit proposed agenda items to the Chair. The Chair of the Committee shall report regularly on the Committee’s activities and actions to the Board, including at each Board meeting that follows any Committee meeting. Upon the invitation of the Committee, representatives of the Company’s management, other Board members, internal auditors, independent auditors, and others, as appropriate, may attend any meeting. The Committee shall periodically hold private meetings and executive sessions with management, internal auditors and independent auditors.

Primary Duties And Responsibilities
      The Committee shall have and may exercise the powers of the Board in matters relating to the following duties and responsibilities, to the fullest extent permitted by law:

•	Review with management policies and procedures regarding risk assessment and risk management;

•	Appoint, remove, compensate (with the Company providing appropriate funding therefore as determined by the Committee), retain and oversee the activities of any registered independent accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	Resolve any disagreements between management and the internal or independent auditors;

•	Pre-approve all audit and permissible non-audit services proposed to be provided by the independent auditors in accordance with all applicable laws and regulations;

•	Discuss with management and the internal auditor their respective assessments of the adequacy of (1) the system of internal controls and (2) financial disclosures to shareholders;

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as all other compliance matters;

•	Review and oversee the Company’s fraud prevention policies, including the evaluation and remediation of violations reported;

•	Discuss with management and the independent auditor the Company’s unaudited interim and annual audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to public filing or distribution;

•	Discuss with management the Company’s earnings releases, as well as financial guidance and other financial information provided externally, prior to distribution;

•	Prepare and sign the Committee Report required by the rules of the SEC to be included in the Company’s annual proxy statement;

•	Review and assess the adequacy of this Charter at least annually, submit the Charter to the Board of Directors for approval and cause the Company to publish it at least once every three years in accordance with SEC regulations;

•	Review and evaluate the performance of the Committee, including compliance with this Charter, at least annually; and

•	Discuss with management, and cause the Company to prepare and file, the Annual Affirmation regarding this Committee required by the rules of the NYSE.
      The Committee shall have and may exercise such other rights, duties and obligations as may be ancillary to those specified herein or otherwise as delegated to the Committee by the Board of Directors, or as otherwise required by applicable law or New York Stock Exchange listing standards.
      Presiding Director: The Presiding Director (as defined in the Company’s Corporate Governance Guidelines) will consult with the Chair and other members of the Committee from time to time with respect to certain of the Committee’s responsibilities, as further described in the Company’s Corporate Governance Guidelines.

      Without limiting the generality of the foregoing primary duties and responsibilities of the Committee, the following are certain duties and responsibilities of the Committee with respect to (1) certain functions which the Committee oversees and (2) certain constituents with which the Committee regularly interacts:
Audit Function
     Relationship with Independent Auditors
      The Committee shall:

•	Review annually the qualifications of the independent auditor, which firm shall report directly to the Committee;

•	Receive and review periodic (at least annually) reports from the independent auditor regarding the auditor’s independence, including any relationship between the auditor and the Company, discuss such reports with the auditor, and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor;

•	Receive and review periodic (at least annually) reports from the independent auditor describing (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality control review, or peer review of the firm, or any inquiry or investigation by governmental or professional authorities, in each case within the preceding five years, respecting one or more independent audits carried out by the firm, and (3) any steps taken by the firm to deal with the issues described in (2) above;

•	Set policies regarding the hiring of employees or former employees of the independent auditors;

•	Receive periodic reports from the independent auditor regarding all critical accounting policies and practices of the Company, all alternative treatments of financial information under generally accepted accounting principles, and any other material communications with management;

•	Review annually the type and extent of non-audit services performed by the independent auditor and consider the implications of such services on their independence;

•	Ensure that there are no restrictions placed upon the independent audit functions or auditors;

•	Review with management and the external auditors all matters required to be communicated to the Committee under generally accepted auditing standards;

•	Review with the independent auditor the scope of their examination with emphasis on accounting and financial areas where the Committee, management or the auditors believe special attention should be directed; and

•	Review with the independent auditor:

•	internal control recommendations arising out of its financial statement audit;

•	significant accounting estimates and the reasonableness of the related assumptions;

•	results of their audit, including their report on the financial statements; and

•	significant disagreements, if any, with management or any other problems or difficulties encountered during the audit, and management’s response.
     Relationship with Internal Auditors
      The Committee shall:

•	Discuss with management and the director of internal audit the charter, structure, staffing, activities and scope of the internal audit function of the Company;

•	Discuss with management the effectiveness of the internal audit function, including the internal audit function’s objectives and resources, its annual audit plan, including its coordination with the audit performed by the independent auditors, and its internal audit activity reports and the results of the internal audit function’s activities for the year, including their evaluation of the system of internal controls and the adequacy of management’s actions;

•	Ensure that there are no restrictions placed upon the internal audit functions;

•	Direct the internal audit function to review officers’ compensation, benefits and travel and entertainment expenses for compliance with the Company’s policies and procedures;

•	Discuss with management and/or the director of internal audit significant disagreements, if any, with management or any other problems or difficulties encountered during any audit, and management’s response; and

•	Meet regularly, in executive session when appropriate, with the internal auditors to discuss internal audit matters.
     Internal Controls
      The Committee shall:

•	Consider the effectiveness of the company’s internal control system, including information technology security and control; and

•	Understand the scope of internal and independent auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.
Financial Reporting Function
      The Committee shall:

•	Discuss with management and the independent auditor significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the Company’s financial statements;

•	Prior to public disclosure, discuss with management and the independent auditor the Company’s unaudited interim and annual audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and consider whether the financial statement disclosures are complete, consistent with information made known to Committee members, and reflect appropriate accounting principles based upon the Committee’s discussions with management and the independent auditor;

•	Understand how management develops interim financial information, and the nature and extent of internal and independent auditor involvement; and

•	Discuss with management other public disclosure, including earnings releases and analyst and rating agency presentations and consider the accuracy and completeness of such information based upon discussions with management.
Compliance Function
      The Committee shall:

•	Discuss with management and the internal audit function the effectiveness of the system for monitoring compliance with laws and regulations and the Company’s Policy on Business Conduct, and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance;

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters, as well as any other compliance matters;

•	Review and oversee the Company’s fraud prevention policies, including the evaluation and remediation of violations reported;

•	Discuss with management and the internal audit function any significant findings of any examinations by regulatory agencies;

•	Discuss with management and the internal audit function the process for communicating the Policy on Business Conduct and other important company policies to company personnel, and for monitoring compliance therewith; and

•	Obtain regular updates from management and legal counsel regarding compliance matters.
Finance Function

•	The Committee shall have responsibility for reviewing proposed and existing financing arrangements and compliance thereunder to the extent applicable.

•	The Committee will ascertain and make recommendations to the Board regarding financing requirements for the Company and sources for such financing.
Outside Consultants
      The Committee shall have the sole authority and discretion to retain and discharge outside consultants, legal counsel or other independent third-party experts to advise the Committee in discharging its duties and responsibilities without consulting or obtaining the approval of senior management, and to obtain appropriate funding from the Company in connection therewith (including the ordinary administrative expenses of the Committee). The Committee has express authority to conduct or authorize investigations into any matters within its scope of responsibility and to utilize such consultants to perform such investigations.

ANNEX C
R.H. DONNELLEY CORPORATION
INDEPENDENCE STANDARDS FOR DIRECTORS
The following standards will be applied by the Board of Directors of R.H. Donnelley Corporation (the “Company”) in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. References to the Company include its consolidated subsidiaries.
      1. No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Company will identify which directors are independent and disclose these affirmative determinations.
      2. No director can be independent if the director is, or has been within the last three years, an employee of the Company.
      3. No director can be independent whose immediate family member is or has been an executive officer of the Company within the last three years.
      4. No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $100,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
      5. No director can be independent if:

a. the director or an immediate family member is a current partner of the Company’s internal or external auditor;

b. the director is a current employee of the Company’s internal or external auditor;

c. the director has an immediate family member who is a current employee of the Company’s internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d. the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on the Company’s audit within that time.
      6. No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.
      7. No director can be independent if the director is a current employee, or an immediate family member is an current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
      8. No director can be independent if the Company has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by the Company to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1,000,000, or 2% of such charitable organization’s consolidated gross revenues.

C-1

R.H. DONNELLEY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS — APRIL 26, 2005
PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints David C. Swanson, Steven M. Blondy and Robert J. Bush (collectively, the “Proxies”), and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”), to be held at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, on April 26, 2005, at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of common stock of the Company which the undersigned may be entitled to vote on all matters properly coming before the Meeting, and any adjournments or postponements thereof.
     The trustees of the Company’s Profit Participation Plan, the DonTech Profit Participation Plan and the Dun & Bradstreet Employee Stock Purchase Plan (collectively, the “Plans”) have agreed that this proxy will also serve as voting instructions from participants in those Plans who have plan contributions for their respective accounts invested in the Company’s Common Stock. Proxies covering shares in the Plans must be received on or prior to April 22, 2005. If a proxy covering shares in either of the Plans has not been received on or prior to April 22, 2005 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those Plan shares in the same proportion as the respective shares in such Plan for which it has received instructions, except as otherwise required by law.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) IN FAVOR OF THE ELECTION OF THE NOMINEE FOR THE CLASS III MEMBER OF THE BOARD OF DIRECTORS, (B) FOR PROPOSALS 2 AND 3, (C) AGAINST PROPOSAL 4, AND (D) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK YOUR DIRECTIONS BELOW, FILL IN THE DATE AND SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

(1)	Election of Class III Member of the Board of Directors

WITHHOLD AUTHORITY
Nominee	VOTE FOR	TO VOTE FOR

David M. Veit	☐	☐

(2)	Approval of the 2005 Stock Award and Incentive Plan
FOR   ☐               AGAINST   ☐               ABSTAIN   ☐

(3)	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2005.
FOR   ☐               AGAINST   ☐               ABSTAIN   ☐

(4)	Stockholder proposal regarding redemption of rights under the Company’s Rights Plan.
FOR   ☐               AGAINST   ☐               ABSTAIN   ☐

(5)	In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the Meeting, and any adjournments or postponements thereof.

Dated:	, 2005

Signatures:

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation, officer, attorney, agent, trustee or guardian, etc., please add your full title following your signature.